Exhibit 10.1

Execution Version

COMMERCIAL VEHICLE GROUP, INC., and

EACH OTHER BORROWER,

as Borrowers

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of November 15, 2013

$40,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Agent

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Borrowing Base Certificate
Exhibit F	Compliance Certificate
Exhibit G	Notice of Borrowing
Exhibit H	Notice of Conversion/Continuation
Exhibit I	Form of Joinder

Schedule 1.1	Revolver Commitments of Lenders*
Schedule 7.1	Commercial Tort Claims
Schedule 7.4	Mortgages*
Schedule 8.5	Deposit Accounts*
Schedule 8.6.1	Locations of Collateral
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses*
Schedule 9.1.14	Environmental Matters*
Schedule 9.1.15	Burdensome Contracts
Schedule 9.1.16	Litigation*
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt*
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Permitted Investments
Schedule 10.2.7	Permitted Asset Dispositions*
Schedule 10.2.15	Restrictive Agreements*
Schedule 10.2.18	Existing Affiliate Transactions
Schedule 11	Mandatory Costs
Schedule 11.1	Events not Constituting an Event of Default

*	Schedules denoted with an asterisk have been updated pursuant to Section 15.19 of this Agreement.

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of November 15, 2013 (this “Agreement”), among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), each other Borrower (as herein defined) from time to time party hereto (together, with the Company, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (“Agent”)

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

WHEREAS, Borrowers, Agent and certain Lenders are party to that certain Amended and Restated Loan and Security Agreement, dated as of April 26, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “A&R Loan Agreement”), which amended and restated that certain Loan and Security Agreement, dated as of the Original Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Restatement Effective Date, the “Original Loan Agreement”);

WHEREAS, Borrowers, Agent and Lenders desire to amended and restate the A&R Loan Agreement, subject to the terms and conditions set forth herein;

WHEREAS, on the Restatement Effective Date, each Borrower and each other Obligor reaffirmed (i) its Obligations (as defined in the Original Loan Agreement) arising under the Original Loan Agreement and the other Loan Documents (as defined in the Original Loan Agreement) and (ii) its prior grant of security interests to secure any and all Obligations (as defined in the Original Loan Agreement), in each case, as continued under the A&R Loan Agreement and the other Loan Documents;

WHEREAS, in accordance with the terms of the Intercreditor Agreement, the parties intend that this Agreement replace the Existing First Priority Agreement and constitute a “Replacement First Priority Agreement” under the Intercreditor Agreement and/or constitute an amendment and restatement of the Existing First Priority Agreement; and

WHEREAS, on the date hereof, each Borrower and each other Obligor desires to reaffirm (i) its Obligations (as defined in the Original Loan Agreement and A&R Loan Agreement) arising under the Original Loan Agreement and A&R Loan Agreement and the other Loan Documents (as defined in the Original Loan Agreement and A&R Loan Agreement) and (ii) its prior grant of security interests to secure any and all Obligations (as defined in the Original Loan Agreement and A&R Loan Agreement), in each case, as continued hereunder and under the other Loan Documents.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Acquisition: (i) any acquisition (whether by purchase, lease, merger or otherwise) of all or substantially all of any division, product line and/or business operated by any Person who is not a Subsidiary and (ii) any acquisition of a majority of the outstanding Equity Interests of any Person.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: as defined in the preamble.

Allocable Amount: as defined in Section 5.11.3.

A&R Loan Agreement: the Amended and Restated Loan and Security Agreement, dated as of April 26, 2011, by and among the Company, each other Borrower party thereto, the financial institutions party thereto as lenders and Bank of America, N.A., as agent, as amended, restated, amended and restated, modified or supplemented prior to the Effective Date.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines having the force of law and applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, ordinance, injunction, writ award or decrees of any Governmental Authorities, in each case having the force of law.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability		Base Rate Loans	LIBOR Revolver Loans
III	> $	20,000,000	0.50%	1.50%
II	> $	10,000,000	0.75%	1.75%
	< $	20,000,000
I	< $	10,000,000	1.00%	2.00%

Until December 31, 2013, margins shall be determined as if Level III were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Required Lenders, margins shall be determined as if Level I were applicable until the first day of the calendar month following its receipt.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Asset Review and Approval Conditions: with respect to any Acquisition or merger in respect of which the Accounts and/or Inventory acquired therein or thereby are requested (whether such request occurs prior to the consummation of the Acquisition, or after the date thereof) to be included in the Borrowing Base, Agent shall have completed its review of such assets, including, without limitation, field examinations, audits, appraisals and other due diligence as Agent shall in its Permitted Discretion require; it being acknowledged and agreed that, (1) such additional assets, if any, to be included in the Borrowing Base may be subject to different advance rates or eligibility criteria or may require the imposition of additional reserves with respect thereto as Agent shall in its Permitted Discretion require in accordance with the definitions of Eligible Accounts, Eligible Inventory and Reserves, and (2) prior to the inclusion of any additional assets in the Borrowing Base, all actions shall have been taken to ensure that Agent has a perfected and continuing first priority security interest in and Lien on such assets subject to the Permitted Liens.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in substantially the form of Exhibit C.

Availability: (i) the Borrowing Base minus (ii) the principal balance of all Revolver Loans minus (iii) the Availability Block.

Availability Block: means an amount equal to the aggregate amount of Debt and Foreign Bank Product Debt made available to any Foreign Subsidiary (whether or not such Debt is outstanding) by Bank of America, N.A. or any of its Affiliates.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services, cash management services and (d) other banking products or services as may be requested by any Obligor, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.2, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Secured Bank Product Obligations owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate, which in any event will not be less than the rate of interest in effect on such date, pursuant to this Agreement, for a Borrowing of LIBOR Loans with an Interest Period of one month plus 1%. Such rate is set by Bank of America on the basis of various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Directors: the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor (other than trade payables and accrued expenses in the Ordinary Course of Business), (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower: each of the Company and any other Subsidiary acceptable to Agent that is a party to this Agreement as a Borrower as of the Effective Date or becomes party to this Agreement as a Borrower by executing a Borrower Joinder Agreement.

Borrower Agent: as defined in Section 4.4.

Borrower Joinder Agreement: an agreement substantially in the form of Exhibit I or other agreement in form and substance reasonably satisfactory to Agent, the material terms of which shall provide that a Subsidiary of the Company shall become a party to and become bound by the terms of this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Borrower hereunder, in each case, to the extent each relevant Loan Document is applicable to such Borrower.

Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, substantially in the form of Exhibit E and otherwise in form and substance reasonably satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: (i) with respect to Base Rate Loans, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Illinois, and (ii) with respect to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases, provided, that “Capital Expenditures” shall not include any such expenditures which constitute an Acquisition permitted by Section 10.2.6.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate of such LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. Such deposits shall not bear interest other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of Borrowers and at Borrowers’ risk and expense. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Date: the date upon which Availability is less than $7,500,000 for any day on or after the Effective Date.

Cash Dominion Trigger Period: the period from and including the Cash Dominion Trigger Date until the Business Day after Availability has been $7,500,000 or greater for sixty (60) consecutive days; provided, that if a Cash Dominion Trigger Date shall have occurred more than two times in any twelve (12) month period, such Cash Dominion Trigger Period shall be the period from such third Cash Dominion Trigger Date until the first Business Day that (i) Availability has been $7,500,000 or greater for sixty (60) consecutive days and (ii) such Business Day is at least three hundred sixty-five (365) days after the last day of the previous Cash Dominion Trigger Period.

Cash Equivalents: (i) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (ii) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (iii) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii); (iv) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (vi) investments by Foreign Subsidiaries with foreign governmental entities which are members of the OECD or foreign banks organized under the laws of countries which are members of the Organization for Economic Co-Operation and Development (the “OECD”) similar to the investments set forth above, so long as such foreign bank has combined capital and surplus of a Dollar Equivalent of not less than $250,000,000.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have been enacted, adopted or issued after the date of this Agreement, regardless of the date enacted, adopted or issued other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act that the Lenders are required to comply with prior to the date of this Agreement.

Change of Control: the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in the Rules 13d-3 and 13d-5 under the Exchange Act, except for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; (b) individuals who on the Original Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Original Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (c) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets; or (d) a “change of control” under the Indenture or any similar definition or concept in any Refinancing Debt of any of the foregoing.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

Company: as defined in the preamble to this Agreement.

Compliance Certificate: a certificate, in the form of Exhibit F or such other certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3 and provide the calculations for the financial convents set forth therein.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, Foreign Bank Product Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyright Security Agreement: each copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its copyrights, as security for the Obligations.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, but excluding trade payables and accrued obligations incurred and being paid in the Ordinary Course of Business; (c) all Contingent Obligations; (d) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations so incurred in connection with the acquisition of Property, assets or businesses; (e) all obligations of such Person under conditional sale or other title retention agreements or incurred as financings relating to Property purchased by such Person; (f) the principal balance of any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing, (g) all Capital Leases; (h) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (i) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (j) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Debt provide that such Person is liable therefor.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto (other than to Defaulting Lenders).

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the deposit account control agreements to be executed by the applicable Obligor, Agent and each institution maintaining a Deposit Account (other than payroll, trust, tax withholding, employee benefits and petty cash Deposit Accounts) for each Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Designated Jurisdiction: any country or territory that is the subject of any Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; provided, that in no event shall the (i) cashless exercise of options, (ii) retirement of fractional shares, (iii) repurchases of Equity Interests deemed to occur in connection with the surrender of shares of Equity Interests to satisfy tax withholding obligations, (iv) the cashless exercise of warrants, or (v) any other distribution, interest or dividend on any Equity Interest or any purchase, redemption or other acquisition or retirement for value of any Equity Interest; provided however, that in the case of this clause (v), (a) Availability, on a Pro Forma Basis after giving effect to such repurchase, for each of the 30 days prior to and including the date such repurchase is consummated, is at least $15,000,000 or (b) (1) the Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.10 to 1.00 and (2) Availability, on a Pro Forma Basis after giving effect to such repurchase, for each of the 30 days prior to and including the date such repurchase is consummated, is at least $10,000,000, constitute a “Distribution.”

Dollars and $: lawful money of the United States.

Dollar Equivalent: when used in reference to Euro means the amount, at Agent’s spot rate, of Dollars which would be required to purchase such amount of Euro, or the amount of Euro that could be purchased for a particular amount in Dollars.

Domestic Subsidiary: any direct or indirect Subsidiary of the Company that is organized under the laws of the United States or any state, protectorate or territory of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has control (as defined in the UCC).

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, the sum of (i) net income, calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains arising from the write-up of assets, (f) any extraordinary gains, (g) non-cash charges and expenses (other than those which represent a reserve for or actual cash item in such period or any future period), (h) one-time non-recurring costs and expenses associated with the issuance of Equity Interests, to the extent such costs and expenses are financed with the proceeds of such issuance, (i) costs and expenses in connection with the termination of the Obligors’ existing credit facility and the execution of the Loan Documents, (j) severance costs and expenses to the extent paid in cash in an amount not to exceed (i) $4,000,000 each of the Fiscal Years ending December 31, 2013 and (ii) $2,000,000 in the aggregate in any subsequent Fiscal Year, (k) any non-cash losses resulting from mark to market accounting of Hedging Agreements and (l) the amount of any restructuring charge or reserve, integration cost or other business optimization expense, retention, non-recurring charges, recruiting, relocation and signing bonuses and expenses, systems establishment costs, costs associated with office and facilities opening, closing and consolidating, transaction fees and expenses in an amount not to exceed $5,000,000 in each of the Fiscal Years ending December 31, 2013 and December 31, 2014; provided that such charges, expenses or costs paid under this clause (m) are paid solely with cash of the Borrowers not constituting proceeds of a Borrowing, minus (ii) non-cash gains (including those resulting from mark to market accounting of Hedging Agreements) minus (iii) cash payments made in such period to the extent such payments relate to a non-cash loss, charge or expense in any prior period which was added back in determining EBITDA.

Effective Date: as defined in Section 6.1.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within three Business Days after delivery of notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person reasonably acceptable to Agent in its discretion.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date, (or, in the case of Accounts owing to a Borrower by Volvo or Mack Truck not otherwise excluded, unpaid for more than 90 days after the original due date or more than 120 days after the original invoice date, up to an aggregate amount of $5,000,000 at any time, for the portion of such Accounts which are unpaid for more than 90 days after the original invoice date, to the extent the portion of such Accounts does not remain unpaid for more than 120 days after the original invoice date); (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) 35% of the aggregate Eligible Accounts, in the case of Accounts owing by Volvo/Mack Truck/Prevost (or such higher percentage as Agent may establish for such Account Debtors from time to time) or (ii) 20% of the aggregate Eligible Accounts, in the case of Accounts owing by any other Account Debtors (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (provided, that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause to the extent the order permitting such financing allows the payment of the applicable Account; or the Account Debtor has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada (provided that, notwithstanding anything in this clause (g) to the contrary, Eligible Accounts may include Accounts not otherwise excluded in an aggregate not to exceed at any time $2,000,000 owing to a Borrower by Kenworth/Paccar, Volvo, Caterpillar or such other Account Debtor as approved by Agent in writing); (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than the Liens described in clauses (c), (d), (f), (g), and (l) of Section 10.2.2; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument, promissory note or bill of exchange of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) is an account receivable owned by an Excluded Receivables Subsidiary or which the Company or its Subsidiaries has agreed to transfer to an Excluded Receivables Subsidiary. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Finished Goods Inventory: Eligible Inventory constituting finished goods.

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, raw materials, or work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all material standards imposed by any Governmental Authority, has not been acquired from an entity subject to Sanctions or any specially designed nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien other than Liens described in clauses (c), (d), (f) and (g) of Section 10.2.2; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document except to the extent Agent’s security interest in such warehouse receipt or negotiable Document is perfected; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Eligible Raw Materials Inventory: Eligible Inventory constituting raw materials.

Eligible Work-in-Process Inventory: Eligible Inventory constituting work-in- process.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, local policies, permits and guidance promulgated by regulatory agencies), relating to public health (with respect to exposure to hazardous substances or wastes, but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA or to the conditions of the workplace, or any emission or substance capable of causing harm to any living organism or the environment.

Environmental Notice: a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation, company, or beneficial interests in a trust or other equity ownership interest of a Person and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Euro or €: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

Event of Default: as defined in Section 11.1.

Exchange Act: the U.S. Securities Exchange Act of 1934, as amended.

Excluded Collateral: as defined in Section 7.1.

Excluded Receivables Subsidiary: any Subsidiary created and operated for the sole purpose of collecting and selling accounts receivable and assets related thereto pursuant to any Qualified Receivables Purchase Agreement; provided that such Subsidiary may engage in necessary corporate governance, accounting and other similar incidental transactions required in connection with maintaining its existence.

Excluded Swap Obligation: with respect to any Obligor, each Swap Obligation if, and to the extent that, all or a portion of such Obligor’s guaranty of or grant of a Lien as security interest to secure such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty by such Obligor or the grant of such security interest would have become effective with respect to such related Swap Obligation but for such Obligor’s failure to constitute an “eligible contract participant” at such time. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) subject to Section 15.2, any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.

Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fee Letter: the Fee Letter, dated as of April 26, 2011, between Agent and the Company executed in connection with the transactions contemplated by this Agreement.

Financial Covenant Trigger Date: the date upon which Availability is less than $7,500,000 for any day on or after the Effective Date.

Financial Covenant Trigger Period: the period from and including the Financial Covenant Trigger Date until the Business Day after Availability has been $7,500,000 or greater for sixty (60) consecutive days.

Financial Reporting Trigger Date: the first date upon which the outstanding balance of Revolver Loans is greater than zero for any day on or after the Effective Date.

Fiscal Month: each fiscal month of Borrowers and Subsidiaries for accounting and tax purposes.

Fiscal Quarter: each period of three Fiscal Months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on or about December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and their Subsidiaries as of the last day of the period consisting of the most recent four Fiscal Quarters of (a) EBITDA minus Capital Expenditures and net cash taxes paid (not less than $0) for such period, to (b) Fixed Charges for such period; provided that, for the purposes of the definitions of “Distribution,” “Permitted Acquisition,” and “Permitted Foreign Investment,” as well as Section 10.2.9, “Fixed Charge Coverage Ratio” shall mean the ratio, determined on a consolidated basis for Borrowers and their Subsidiaries as of the last day of the period consisting of the most recent four Fiscal Quarters (for which financial statements are available) of (1) EBITDA minus Capital Expenditures and net cash taxes paid (not less than $0) for such period, to (2) Fixed Charges for such period.

Fixed Charges: the sum of (i) interest expense (other than payment-in-kind or amortization of fees), (ii) all scheduled principal payments (as such may have been reduced by prior prepayments) and all prepayments made on Borrowed Money, and (iii) cash Distributions made by the Company.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Bank Product Debt: Debt and other obligations of a Foreign Subsidiary relating to Bank Products.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations (other than contingent obligations not then due and owing or for which no claim has been made), (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or are otherwise contingent and asserted or likely to be asserted, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, local, foreign or other governmental department, agency, authority, body, commission, board, bureau, court, instrumentality, political subdivision, local authority, council, regulatory body, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Guarantor: any Person who guarantees payment or performance of any Obligations

Guarantor Payment: as defined in Section 5.11.3.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Immaterial Subsidiary: any Subsidiary of the Company (a) the assets of which Subsidiary constitute less than or equal to 1% of the total assets of the Company and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis, and (b) the revenues of which Subsidiary account for less than or equal to 1% of the total revenues of the Company and its Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total revenues of the Company and its Subsidiaries on a consolidated basis.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture: the Indenture, dated as of April 26, 2011, between the Company and U.S. Bank National Association, as Trustee and Collateral Agent, with respect to the Company’s Second Lien Notes, or any Refinancing Debt in respect thereof.

Indenture Formula Amount: the amount of Revolver Loans that may be incurred by the Company and its Subsidiaries pursuant to Section 4.03(b)(1) of the Indenture as in effect on the date hereof.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian or similar officer for such Person or any part of its Property; or (c) a general assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, design rights, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the Intercreditor Agreement, dated as of April 26, 2011, among the Agent, the Company and U.S. Bank National Association, as trustee and as second priority agent.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the sum of (A) the lesser of (1) 65% of the Value of Eligible Finished Goods Inventory and (2) 85% of the NOLV Percentage of the Eligible Finished Goods Inventory; plus (B) the lesser of (1) 65% of the Value of Eligible Raw Materials Inventory and (2) 85% of the NOLV Percentage of Eligible Raw Materials Inventory; plus (C) the lesser of (i) 50% of the Value of Work-In-Progress Inventory and (ii) 85% of the NOLV Percentage of Work-In-Progress Inventory.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any Acquisition; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any loan, advance or capital contribution to or other investment in any other Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 10 Business Days prior to the Revolver Termination Date (except, in each case, for Letters of Credit which include an automatic renewal provision); (d) the Letter of Credit and payments thereunder are denominated in Dollars; (e) the purpose and form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion; and (f) prior to or upon giving effect to the issuance of such Letter of Credit, no Default or Event of Default exists or would exist.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the Stated Amount of all outstanding Letters of Credit; and (c) all fees and other amounts due and owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; (b) if no Event of Default exists, those constituting charges or other amounts owing to the Issuing Bank; and (c) all fees owing with respect to Letters of Credit.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $10,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with (a) any manufacture, marketing, distribution or disposition of Collateral, (b) any use of Property or (c) any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens (statutory or other), mortgages, collateral assignments, deposit arrangements, charges, preferences, priorities or other security arrangements of any kind or nature whatsoever (including any agreement to give any of the foregoing any conditional sale or retention of title agreement, any financing or similar agreement), security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property; provided, however, that non-exclusive licenses of Intellectual Property in the Ordinary Course of Business are not Liens.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent promptly following request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent promptly following request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 calendar month period commencing on the Original Closing Date and on each anniversary of the Original Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, on the value of a material portion of the Collateral, on the enforceability of the Loan Documents, or on the validity or priority of Agent’s Liens on the Collateral; (b) materially impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which an Obligor is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, fixed charge, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, a Lien upon the Real Estate owned by such Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such Asset Disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien on Collateral sold; (c) transfer or similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale; (d) reserves for indemnities or purchase price adjustments, until such reserves are no longer needed; and (e) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 180 days of such Asset Disposition, such cash proceeds shall constitute Net Proceeds).

NOLV Percentage: the net orderly liquidation value of Borrowers’ Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Notes: each Revolver Note.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in substantially the form attached hereto as Exhibit G or otherwise in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in substantially the form attached hereto as Exhibit H or otherwise in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Secured Bank Product Obligations and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided that Obligations of an Obligor shall not include any Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with past practices.

Organic Documents: with respect to any Person, as applicable, its charter, certificate or articles of incorporation, bylaws, articles of organization, articles of association, memorandum, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Closing Date: January 7, 2009.

Original Loan Agreement: the Loan and Security Agreement, dated as of January 7, 2009, by and among the Company, each other Borrower party thereto, the financial institutions party thereto as lenders and Bank of America, N.A., as agent, as amended, modified or supplemented prior to the Restatement Effective Date.

OSHA: the Occupational Safety and Health Act of 1970.

Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Related Real Estate Document; Borrowing Base Certificate, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document), including any Post-Closing Agreement, now or hereafter delivered by an Obligor or other Person (providing that an Obligor is also party to thereto) to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 14.2.

Patent Security Agreement: each patent security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Percentage: for any Lender (other than any Defaulting Lender), as applicable, the percentage of the aggregate Revolver Commitments represented by its Revolver Commitment.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Pensions Regulator: the body corporate called the Pensions Regulator established under Part I of the Pension Act.

Permitted Acquisition: any Acquisition as to which all of the following conditions are satisfied or waived: (a) such Acquisition is an acquisition of all or substantially all of the assets or of all of the outstanding Equity Interests of another Person, involving a line or lines of business or a distribution channel which is related, similar or complementary to, or supportive of the lines of business or distribution channels in which Borrowers and their Subsidiaries, considered as an entirety, are engaged on the Effective Date; (b) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose equity interests are to be acquired; (c) (i) Availability, on a Pro Forma Basis after giving effect to such Acquisition, for each of the 30 days prior to and including the date such Acquisition is consummated, is at least $15,000,000 or (ii) (1) the Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.10 to 1.00 and (2) Availability, on a Pro Forma Basis after giving effect to such Acquisition, for each of the 30 days prior to and including the date such Acquisition is consummated, is at least $10,000,000; (d) as soon as available, but not less than ten (10) days prior to the closing of such Acquisition (or such shorter time period as Agent may otherwise agree), the Company shall submit to Agent (i) notice of such Acquisition together with a reasonably detailed description of the business or assets to be acquired, (ii) copies of all available business and financial information as reasonably requested by Agent relating to such Acquisition, (iii) pro forma financial statements, (iv) audited financial statements for the acquired business or distribution channel for the most recent fiscal year, unless the same are unavailable, and the most recent unaudited financial statements for the acquired business or distribution channel, and (v) a certificate of the chief financial officer of Borrower Agent certifying that such pro forma financial statements present fairly in all material respects the financial condition of Borrowers and their Subsidiaries on a consolidated basis as of the date thereof after giving effect to such Acquisition, and which shall include a representation and warranty as to compliance with each of the other criteria for a “Permitted Acquisition”; (e) reasonably prior, and in any event at least (i) 10 days prior to the completion of such Acquisition (or such shorter time period as Agent may otherwise agree), the Company shall deliver to Agent lien search reports (if applicable) related to the assets or business subject to the Acquisition, (ii) at least five days prior to the date of such Acquisition (or such shorter time period as Agent may otherwise agree), the Company shall deliver substantially final copies of the related purchase agreement, together with lien release letters and other documents as Agent may reasonably require to evidence the termination of Liens (other than Permitted Liens) and any other information as Agent may reasonably request; (f) consents have been obtained in favor of Agent and Lenders to the collateral assignment of rights and indemnities under the related acquisition documents or the related acquisition documents shall contain the right of the purchaser to collaterally assign the rights and indemnities thereunder to a third party, and, in either case, such rights and indemnities shall have been collaterally assigned to Agent and Lenders and all consents related thereto shall have been obtained; (g) if the Person so acquired is intended to be a Borrower and/or the assets acquired in such Acquisition are intended to be included in the Borrowing Base immediately upon the consummation of the Acquisition (rather than at a later date upon request), then prior to such Acquisition (1) Agent shall have been provided with such information as it shall reasonably request to complete its evaluation of any such Person (including all information necessary to comply with the Patriot Act) and such Collateral and (2) the Asset Review and Approval Conditions shall have been satisfied; and (i) after giving effect to the Acquisition, Agent has a perfected and continuing first priority security interest in and Lien on all Revolving Credit Priority Collateral and subject to the Intercreditor Agreement, a perfected security interest in and Lien on all other assets that are the subject of such Acquisition (subject, in each case, to Permitted Liens). Notwithstanding the foregoing, no assets acquired pursuant to a Permitted Acquisition shall be included in the Borrowing Base unless (h) Agent shall have been provided with such information as it shall reasonably request to complete its evaluation of any Person (including all information necessary to comply with the Patriot Act) and (ii) the Asset Review and Approval Conditions shall have been satisfied.

Permitted Asset Disposition: (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Property that, in the aggregate during any 12 consecutive Fiscal Month period, has a fair market or book value (whichever is more) of $10,000,000 or less; provided that the Net Proceeds of such disposition are used to acquire Property useful in the business of the Obligors within 365 days (or such longer period as Agent shall consent to in writing) of receipt of such Net Proceeds (or a binding commitment to acquire such Property is entered into within 365 days and such reinvestment is actually made within the later of 365 days or 180 days from the date of such binding commitment, or, in each case, such longer period as Agent shall consent to in writing), and to the extent the Net Proceeds exceed $500,000, Borrower shall have delivered an officer’s certificate within five Business Days of such disposition stating such intent; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business and sales, discounts and write-offs of Accounts in the Ordinary Course of Business; (d) termination of a lease, sublease, license, sublicense, use agreement or similar agreement of real or personal Property which could not reasonably be expected to have a Material Adverse Effect; (e) the leasing (including subleasing) or licensing (including sublicensing) of Intellectual Property, personal Property or real Property in the Ordinary Course of Business or the abandonment of Intellectual Property in the Ordinary Course of Business; (f) dispositions of obsolete, uneconomical, negligible, worn-out or surplus property; (g) sales of Cash Equivalents and marketable securities; (h) sales, transfers, leases, exchanges and dispositions (1) among the Obligors, (2) from non-Obligors to the Obligors, (4) among non-Obligors, or (5) to the extent constituting a Permitted Foreign Investment, from Obligors or Domestic Subsidiaries to non-Obligor Subsidiaries; (i) granting of Permitted Liens; (j) mergers, consolidations, amalgamations, liquidations and dissolutions to the extent permitted by Section 10.2.10; (k) termination of any Hedging Agreement; (l) any disposition of Real Estate to a Governmental Authority as a result of casualty or a condemnation of such Real Estate; (m) issuances of Equity Interests to qualifying directors of Foreign Subsidiaries; (n) the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules; (o) the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to a Borrower to the extent not otherwise prohibited by the terms of this Agreement; (p) the UK Restructuring; (q) dispositions set forth on Schedule 10.2.7; (r) sale of accounts receivable and related rights or assets pursuant to any Qualified Receivables Transactions and preliminary intercompany transfers of accounts receivable and related rights or assets in connection therewith; (s) dispositions approved in writing by Agent and Required Lenders; and (t) any Permitted Sale-Leaseback.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Original Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of (i) purchasers in connection with Permitted Asset Dispositions and (ii) sellers in connection with Acquisitions permitted hereunder; (f) arising under the Loan Documents or the Second Lien Notes; or (g) in an aggregate amount of $5,000,000 or less at any time.

Permitted Discretion: Agent’s reasonable credit judgment (from the perspective of an asset-based lender), exercised in good faith, based upon its consideration of any factor that it reasonably believes to be relevant, including, without limitation, any factor that it believes (a) could adversely affect the quantity, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) increases the likelihood of any Insolvency Proceeding involving an Obligor, or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral. In exercising its Permitted Discretion with respect to modifying eligibility criteria for Eligible Accounts and Eligible Inventory, Agent will use commercially reasonable efforts to notify Borrower Agent prior to modifying the criteria provided in the definitions thereof on the Original Closing Date or thereafter.

Permitted Foreign Investment: an Investment (including any Permitted Acquisition) by any Borrower in a Foreign Subsidiary; provided, that (a) any Investment constituting a loan or advance is evidenced by a promissory note in favor of such Borrower, (b) any promissory note is pledged to Agent as security for the Obligations in form reasonably satisfactory to Agent, and (c) (i) Availability, on a Pro Forma Basis after giving effect to such Investment, for each of the 30 days prior to and including the date such Investment is consummated, is at least $15,000,000 or

(ii) (1) the Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.10 to 1.00 and (2) Availability, on a Pro Forma Basis after giving effect to such Investment, for each of the 30 days prior to and including the date of such Investment, is at least $10,000,000.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time.

Permitted Sale-Leaseback: Asset Dispositions by Borrowers or Subsidiaries of fixed or capital assets pursuant to sale-leaseback transactions where the sale is for cash consideration in an amount not less than the fair value of such fixed or capital asset.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 15.3.3.

Pledge Agreement: collectively, the Pledge Agreement, dated as of the Original Closing Date, among the Company and each other Domestic Subsidiary party thereto, as pledgors and Bank of America, N.A., as pledgee, and each other pledge agreement executed by an Obligor in favor of Agent.

Preferred Stock: as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

Pro Forma Basis: relative to a Specified Transaction, means that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Acquisition or permitted Investment described in the definition of “Specified Transaction”, shall be included and (ii) in the case of a disposition of all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of a Borrower or any division or product line of a Borrower or any of its Subsidiaries, shall be excluded, (b) any retirement of Debt, and (c) any Debt incurred or assumed by a Borrower or any of its Subsidiaries in connection therewith and if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination.

Pro Rata: with respect to any Lender, relative to such Lender’s Revolver Commitment, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments, and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (i) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (ii) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (iii) appropriate reserves have been established in accordance with GAAP; (iv) the failure to pay could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (v) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (v) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advance: as defined in Section 2.1.6.

Purchase Consideration: the aggregate, without duplication, of (i) cash paid or payable by Borrowers and their Subsidiaries, directly or indirectly to the sellers (including the repayment of any Debt or other obligations and payments with respect to consulting, non-compete or other agreements as a result of such Acquisition) in connection with any Acquisition, (ii) the Debt assumed or incurred by Borrowers and their Subsidiaries, whether in favor of the seller or any other Person, and whether fixed or contingent, including without limitation earn-outs and/or other contingent payments and other seller notes in connection with any Acquisition, and (iii) any other consideration given or obligation incurred by any Borrower or Subsidiary in connection with any Acquisition in favor of the seller or any Affiliate of the seller.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt (and proceeds thereof) and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of such act.

Qualified Receivables Transaction: any transaction or series of transactions designated in writing by the Agent to be a “Qualified Receivables Transaction” and which is entered into by the Borrowers or their Subsidiaries, as applicable, pursuant to which the Borrowers or their Subsidiaries, as applicable, may sell, convey or otherwise transfer to (i) any Excluded Receivables Subsidiary or (ii) any other Person (in the case of a transfer by an Excluded

Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, and proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable; provided that such transaction shall not involve any recourse to any Borrower or any Subsidiary (other than recourse only to the Excluded Receivables Subsidiary or, solely with respect to Standard Securitization Undertakings, any other Subsidiary) for any reason other than repurchases of non-eligible accounts receivable.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed, refinanced or replaced (except by the amount of any accrued interest, payment in kind interest, reasonable closing costs, expenses, fees and premium paid in connection with such extension, renewal, refinancing or replacement); (b) it has a final maturity no sooner than, a weighted average life no less than, and a cash interest rate no greater than, the Debt being extended, renewed, refinanced or replaced; (c) the Debt, and/or the Liens securing the Debt, as applicable, is subordinated to the Obligations at least to the same extent as the Debt, or the Liens securing the Debt, as applicable, being extended, renewed, refinanced or replaced; (d) the representations, covenants and defaults applicable to it are not, taken as a whole, less favorable to Borrowers than those applicable to the Debt being extended, renewed, refinanced or replaced; (e) no additional Lien is granted to secure it unless otherwise permitted hereunder; (f) the obligor or obligors under any such Refinancing Debt are the same as the obligor(s) under the Debt being extended, renewed, refinanced or replaced on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of the Second Lien Notes or Debt permitted under Section 10.2.1(b), (d), (f) or (u), in each case, so long as each Refinancing Condition is satisfied.

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory reasonably to Agent and received by Agent for review as they become available: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) if available, an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: (i) as long as three or fewer Lenders have Revolver Commitments, then any two Lenders having, in the aggregate, Revolver Commitments in excess of 50% of the aggregate Revolver Commitments, and (ii) as long as four or more Lenders have Revolver Commitments, then Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, that the Commitments of Defaulting Lenders shall be treated as being equal to zero for the purposes of calculating Required Lenders.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restatement Effective Date: April 26, 2011.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Restatement Effective Date and other Investments existing on the Restatement Effective Date and set forth on Schedule 10.2.5; (b) Cash Equivalents (provided, however, that, to the extent such Cash Equivalents are owned by an Obligor, such Cash Equivalents are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent); (c) Investments consisting of lease, utility and other similar deposits or any other deposit permitted under Section 10.2.2 in the Ordinary Course of Business; (d) prepayments and deposits to suppliers in the Ordinary Course of Business; (e) Hedging Agreements to the extent permitted by Section 10.2.16; (f) Investments (i) by an Obligor in any other Obligor, or (ii) by Subsidiaries that are non-Obligors into Obligors or other non-Obligors; (g) the establishment of wholly owned Subsidiaries to the extent they comply with Section 10.1.9; (h) Investments in securities or other assets of trade creditors, customers or other Persons in the Ordinary Course of Business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (i) guarantees, Contingent Obligations and other Investments permitted under Section 10.2.1; (j) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under Section 10.2.5 hereof; (k) the capitalization or forgiveness of Debt owed to it by other Obligors or Subsidiaries if such capitalization or forgiveness is required in order to comply with so-called “thin capitalization” rules; (l) the cancellation, forgiveness, set off or acceptance of prepayments of Debt owed to such Borrower to the extent not otherwise prohibited by the terms of this Agreement; (m) loans and advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, not to exceed, in the aggregate, $2,000,000 at any time outstanding; (n) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (o) deposits with financial institutions permitted hereunder; (p) Investments by an Obligor in an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction; and (q) other Investments not otherwise listed above not to exceed, in the aggregate, $1,500,000 at any time outstanding.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans, and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note executed by Borrowers in favor of and at the request of a Lender substantially in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: November 15, 2018.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Revolving Facility Exposure: for any Lender at any time, the sum of (i) the principal amount of all Revolver Loans made to Borrowers by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Second Lien Note Collateral Agent: U.S. Bank, National Association, in its capacity as collateral agent for the Second Lien Noteholders, and any other agent in such similar capacity pursuant to any Refinancing Debt.

Second Lien Note Documents: the Indenture and each other document defined as a “Security Document” in the Indenture.

Second Lien Noteholders: any Person that is a “Holder” or “Securityholder”, pursuant to and as defined in the Indenture.

Second Lien Notes: the 7.875% Senior Secured Notes due April 15, 2019, issued by the Company under the Indenture, in the aggregate amount of $250,000,000 (plus all interest paid in kind).

Second Lien Term Loan Agreement: the Loan and Security Agreement, dated as of August 4, 2009, by and among the Company, the other parties thereto, and Credit Suisse, as agent.

Second Lien Term Loans: any “Term Loan” as defined in the Second Lien Term Loan Agreement.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include any Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent that has been consented to in writing by Borrower Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Pledge Agreements, Guaranties, Mortgages, Copyright Security Agreements, Patent Security Agreements, Trademark Security Agreements, Deposit Account Control Agreements and all other documents, instruments and agreements executed and delivered by an Obligor now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, managing director, treasurer, controller, director of finance, chief financial officer or finance officer of a Borrower.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Standard Securitization Undertakings: those representations, warranties, covenants and indemnities entered into by the Company or any Excluded Receivables Subsidiary which are determined in good faith by the Company to be customary in securitization transactions involving accounts receivables.

Solvent: as to any Person, such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair saleable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to generally pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase on a going concern basis.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Transaction: (a) any disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any division or product line of a Borrower or any of its Subsidiaries, (b) any Acquisition permitted hereunder, (c) any proposed incurrence of Debt or (d) the proposed making of a Distribution, in each case, to the extent permitted hereunder.

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase provided by the terms of the Letter of Credit or related LC Documents, whether or not then effective.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent, provided, that (i) the intercompany loan owed by the Company to Bostrom Ltd. and identified on Schedule 10.2.1, and (ii) the intercompany loan owed by the Company to CVS Ltd. and identified on Schedule 10.2.1, in each case shall not be considered Subordinated Debt.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by the Company (including indirect ownership by the Company through other entities in which the Company directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, any obligation to pay or perform under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of Illinois or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code as in effect in such jurisdiction.

UK Restructuring: the series of transactions related to that certain transfers of assets and the exchanging of debt between any direct or indirect Subsidiary of the Borrower organized under the laws of the United Kingdom, and the necessary corporate structure changes required in connection therewith, in such manner as disclosed to Agent prior to the date hereof.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unpaid Sum: any sum due and payable but unpaid by a Borrower under this Agreement.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower or another Subsidiary (to the extent such Subsidiary is such Person’s direct parent), or in the case of National Seating Company, pro rata Distributions to the Company and each other holder of Equity Interests of National Seating Company.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Voting Stock: for any Person, all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

1.2. Accounting Terms.

Under the Loan Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Original Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower Agent or the Required Lenders shall so request, Agent, Lenders and Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower Agent shall provide to Agent and Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is agreed that a change in GAAP contemplated above shall include the International Financial Reporting Standards, or certain of the standards contained therein, becoming the required methodology of financial reporting.

1.3. Uniform Commercial Code.

As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction.

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, amendments and restatements, refinancings, replacements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars. Unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, including references to “knowledge of any Obligor”, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5. Certifications.

All certifications to be made hereunder by an officer or representative of an Obligor shall be made by such person in his or her capacity solely as an officer or a representative of such Obligor, on such Obligor’s behalf and not in such person’s individual capacity.

1.6. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 2. CREDIT FACILITIES

2.1. Revolver Commitments.

2.1.1. Revolver Loans.

(a) Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to the Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the sum of (i) the Revolving Facility Exposure and (ii) the aggregate outstanding principal amount of Swingline Loans, would exceed the lesser of the Revolver Commitments and the Borrowing Base. Revolver Loans may be made as Base Rate Loans or LIBOR Revolving Loans.

(b) Limitation on Revolver Loans. Notwithstanding the foregoing, (i) so long as any Second Lien Notes are outstanding, in no event shall Lenders be obligated to make Revolver Loans in excess of the Indenture Formula Amount, including, without limitation, the making of any Revolver Loans to a Borrower that would exceed any sublimit of the Indenture Formula Amount as further described in Section 4.03(b)(1) of the Indenture. To the extent any Refinancing Debt replaces the Second Lien Notes, in no event shall Lenders be obligated to make Revolver Loans in an amount that would exceed any similar formula, if any, in such Refinancing Debt.

2.1.2. Revolver Notes and Denominations.

The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. Promptly following the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender. Borrowings by a Borrower shall be denominated only in Dollars.

2.1.3. Use of Proceeds.

The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt under the Original Credit Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers (including Capital Expenditures and the financing of Investments and Acquisitions permitted hereunder).

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 Business Days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable (unless given in connection with refinancing the Obligations). On the Commitment Termination Date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 10 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given (unless given in connection with refinancing the Obligations). Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof; provided, that in no event shall such permanent reduction reduce the Revolver Commitments, in the aggregate, to an amount less than $20,000,000 (other than in connection with refinancing the Obligations).

2.1.5. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base, or, if applicable, the Indenture Formula Amount (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance, when combined with all other Overadvances and Protective Advances, as applicable, is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than 5% of the Borrowing Base, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be made that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”), up to an aggregate amount, when combined with all other Protective Advances and Overadvances outstanding at any time, not to exceed 10% of the Borrowing Base; in each case, (1) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations or (2) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. In no event shall any Protective Advance be made that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7. Increase in Revolver Commitments.

Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $35,000,000 in the aggregate and no more than three (3) increases are made and (c) the requested increase does not breach any Subordinated Debt agreement, Second Lien Note Document or any other agreements, instruments or documents executed and/or delivered in connection with any of the foregoing. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion with the consent of the Borrowers (such consent not to be unreasonably withheld), the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 60 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent and Borrower deem appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.2. [RESERVED].

2.3. Letter of Credit Facilities.

2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 10 Business Days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and a LC Application at least three Business Days (or such shorter time as agreed to by Issuing Bank) prior to the requested date of issuance; (ii) each LC Condition is satisfied or waived; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied or waived, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, within one Business Day of notice of such payment by the Issuing Bank (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the date such Letter of Credit is honored until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due and owing to Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied or waived.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any taking action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3. Cash Collateral.

If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that, with respect to LC Obligations, Availability is less than zero, (c) after the Commitment Termination Date, or (d) on five Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the Stated Amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, promptly upon demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied) or waived. If Borrowers are required to provide any amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers promptly after all Events of Default have been cured or waived.

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon 15 Business Days prior written notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Loans shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other overdue Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until repaid by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each Fiscal Month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent, as applicable, they shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Subject to Section 3.5 and Section 3.6, each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60 or 90 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.250% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and Stated Amount of Letters of Credit (the “Unused Balance”) during any Fiscal Quarter. Such fee shall be calculated payable in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders with Revolver Commitments, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to .125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; and (c) to Issuing Bank, for its own account, all customary and reasonable charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred; provided that, for the purposes of calculating the fees in clauses (a) and (b) of this Section 3.2.2, Stated Amount shall not include any automatic increase provided by the terms of the Letter of Credit or related LC Documents. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum as provided in Section 3.1.1(b).

3.2.3. Other Fees. Borrowers shall pay to Agent the fees described in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest in respect of LIBOR Loans, as well as fees and other charges calculated on a per annum basis shall be computed for the actual days elapsed, based on a year of 360 days. Fees, interest and charges in respect of Base Rate Loans shall be calculated for the actual days elapsed, based on a year of 365 days (or 366 days as applicable) and shall be payable in Dollars. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses promptly upon written request (including documentation reasonably supporting such request). Borrowers shall also reimburse Agent for all (a) reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) legal, accounting, appraisal, consulting and other fees, costs and expenses in connection with administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), all fees, costs and expenses in connection with each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials or any Report), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and within two (2) Business Days of written notice from Agent the Borrowers shall pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. If, for any reason (including inaccurate reporting in any Borrower Materials or any Report), it is determined that a lower Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively (such retroactivity not to exceed 90 days from the date of such determination) and Agent shall establish a credit for Borrowers in an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid for such period to Lenders; provided that nonpayment of such amount by Borrowers as a result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactive or otherwise), and no such amount shall be deemed overdue (and no amount shall accrue interest at the applicable Default Rate), at any time prior to the third (3rd) Business Day following written notice thereof from Agent. All amounts payable by Borrowers under this Section shall be due and payable promptly following demand therefor, or in the case of Extraordinary Expenses, on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Agent determines, or if Required Lenders notify Agent, for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b), (c) or (d) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations or Commitment;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or converting to or continuing any interest option for a Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, within 10 Business Days of receiving the request from such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If any Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then within 10 Business Days of receiving the request from such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall promptly following request therefor pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 12:00 noon Chicago time (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 12:00 noon Chicago time shall be deemed received on the next Business Day. Subject to Section 3.5 and Section 3.6, each

Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans, or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans, on the due date, in the amount due. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against Borrower Agent’s primary disbursement account maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. Chicago time on the proposed funding date for Base Rate Loans or by 3:00 p.m. Chicago time, at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. Chicago time on the requested funding date unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. Chicago time on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount equal to 10% of the Revolver Commitments at such time, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan, for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied or waived. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender having a Revolver Commitment shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Each Borrower authorizes Agent and Lenders (and Agent and Lenders hereby agree) to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent shall reallocate Pro Rata shares by excluding the Commitments and Loans of a Defaulting Lender from the calculation of such shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document until all of its defaulted obligations have been cured.

4.2.2. Payments; Fees. Agent shall receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent shall use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section

3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated or cash collateralized.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document, and no Lender shall be responsible for default by another Lender. For the avoidance of doubt, Lenders and Agent agree that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $100,000 in excess thereof. No more than six Borrowings of LIBOR Loans may be outstanding at any time (or to the extent there has been an increase in the Revolver Commitments pursuant to Section 2.1.7, nine Borrowings), and all LIBOR Loans denominated in the same currency and having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials or Reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it, as though made by such Borrower.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers (unless otherwise expressly provided in any Loan Document) and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of the termination of the Revolver Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its Permitted Discretion, deems necessary to protect against any such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 15.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity or waiver given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon Chicago time on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Revolver Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans or Cash Collateralize Letters of Credit in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Eligible Accounts or Eligible Inventory, Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base, upon giving effect to such disposition, shall be applied to the Revolver Loans.

5.3. Repayment.

5.3.1. Mandatory Prepayments.

(a) Within five Business Days of the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay Revolver Loans and Borrowers shall permanently reduce the Revolver Commitments; provided, that (i) Borrowers shall not be required to effect such permanent reduction in the Revolver Commitments unless the failure to effect such permanent reduction would create an obligation of any Borrower to make an offer to repurchase the Second Lien Notes and (ii) such Net Proceeds shall not be required to be so applied on such date to the extent that Borrower Agent shall have delivered an officer’s certificate to Agent on or prior to such date stating that such proceeds shall actually be used to acquire Property useful in the business of the Obligors within 270 days (or such longer period as Agent shall consent to in writing) of receipt of such Net Proceeds (or a binding commitment to acquire such Property is entered into within 270 days and such reinvestment is actually made within the later of 365 days or 90 days from the date of such binding commitment or, in each case, such period as Agent shall consent to in writing), provided further, that (i) no Event of Default has occurred and is continuing and (ii) the replaced Property is free of Liens, other than Permitted Liens. Borrowers shall prepay Revolver Loans in the amount of any Net Proceeds not actually reinvested within such 270 or 365, as applicable, day period (or such period as consented to by Agent hereunder) and reduce the Revolver Commitments in an amount equal to such prepayment.

(b) On the Commitment Termination Date, Borrowers shall prepay all Revolver Loans (unless sooner repaid hereunder).

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Allocation of Payments.

5.6.1. Allocations Generally. Absent an Event of Default, monies to be applied to Obligations from payments by Obligors, shall be allocated as follows:

(a) if a specific payment of principal, interest, fees or other sum payable under the Loan Documents, according to the instruction of Borrower Agent;

(b) if a mandatory prepayment, according to Section 5.3.1; and

(c) if any other amount, applied to the Obligations at the discretion of Agent.

5.6.2. Post-Default Allocation. During an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all other Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations;

(i) ninth, all remaining Obligations; and

(j) last, to the Borrower.

5.6.3. Application of Amounts. Amounts shall be applied to each category of Obligations set forth in Section 5.6.2 until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver such calculation within five Business Days following request by Agent, Agent may assume such amount is zero. The allocations set forth in Section 5.6.2 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. Section 5.6.2 is not for the benefit of or enforceable by any Borrower.

5.6.4. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7. Application of Payments. During a Cash Dominion Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, subject to the proviso in Section 5.6.2 and the following sentence.

5.8. Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of each relevant Borrower for the account of the Obligations. Each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability with each other Borrower for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Accounts shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Accounts are provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations and that to the extent permitted by Applicable Law, such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code (or the equivalent in any applicable jurisdiction); (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise (or the equivalent in any applicable jurisdiction); (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise (or the equivalent in any applicable jurisdiction); or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Waivers.

(a) To the extent permitted by Applicable Law, each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. To the extent permitted by Applicable Law, each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by Applicable Law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives to the extent permitted by Applicable Law any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives to the extent permitted by Applicable Law all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured

Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their Permitted Discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations, subject to Section 10.2.9.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by Agent and the Lenders:

(a) This Agreement shall be executed by each Borrower, Obligor, Agent and Lenders, and counterparts hereof as so executed shall have been delivered to Agent;

(b) Agent shall have received an affirmation and consent from each Obligor in form, scope and substance reasonably satisfactory to Agent;

(c) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Obligors certifying that, after giving effect to the initial Loans and transactions hereunder occurring on the Effective Date, (i) the Obligors (taken as a whole) are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct;

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) that the charter documents of each Obligor have not been amended or modified since the Restatement Effective Date, or if any such charter documents have been so amended or modified, Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization;

(e) Agent shall have received good standing certificates, as applicable, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification;

(f) Agent shall have received a written opinion of Kirkland & Ellis LLP in form and substance reasonably satisfactory to Agent; and

(g) Borrowers have paid all reasonable out-of-pocket fees and expenses of Agent and of legal counsel to Agent that have been invoiced on or prior to the Effective Date in connection with the preparation, negotiation, execution and delivery of this Agreement.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, and, in each such case, shall be true and correct in all material respects as of such earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied or waived; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied or waived on the date of such request and on the date of such funding, issuance or grant.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims listed on Schedule 7.1 (as amended from time to time);

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property (excluding intent to use trademark applications and contracts that prohibit the granting of security interests or encumbrances);

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing, in no event shall any of the following Property be subject to the grant of security pursuant to this Section 7.1 or otherwise constitute Collateral: (i) all motor vehicles and other assets subject to a certificate of title (other than aircraft) the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; (ii) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements

(including Licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (x) constitute a violation of a restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, (y) give any other party the right to terminate its obligations thereunder, or (z) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to be excluded pursuant to this clause (ii) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the Illinois UCC, (iii) Property (and proceeds thereof) owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease permitted to be incurred pursuant to this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease) validly prohibits the creation of any other Lien on such Property; (iv) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Obligor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral; (v) any property or assets to the extent that such grant of a security interest is prohibited by any Applicable Law, requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law; (vi) more than 65% of the Equity Interests of any Foreign Subsidiary which represent Voting Stock to the extent a greater percentage would result in adverse tax consequences to the Borrowers; (vii) all tax, payroll, employee benefit, fiduciary and trust accounts; (viii) accounts receivable and any assets related thereto owned by an Excluded Receivables Subsidiary or which the Company or its Subsidiaries have agreed to transfer to an Excluded Receivables Subsidiary; or (ix) de minimus Equity Interests of any indirect Foreign Subsidiary or other foreign Person directly held by a Borrower or any Guarantor solely for the benefit of any Person other than any Borrower or any Guarantor (clauses (i) through (ix) collectively, the “Excluded Collateral”). Furthermore, any assets or Property constituting “Excluded Collateral” are expressly excluded from each term used in the definition of Collateral (and any component definition thereof); provided, that in no event shall any Collateral that is also Eligible Inventory be considered “Excluded Collateral” for any purpose.

7.2. [RESERVED].

7.3. Lien on Deposit Accounts; Cash Collateral.

7.3.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox account into which sums are swept. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, during any Cash Dominion Trigger Period, on a daily basis, all balances in any Deposit Account (other than payroll, tax, petty cash, employee benefit and trust deposit accounts) maintained by such Borrower, for application to the Obligations, without inquiry into the authority and right of Agent to make such request.

7.3.2. Cash Collateral. Any Cash Collateral shall be invested, at Borrower Agent’s election, in Cash Equivalents, and Agent shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral in Deposit Accounts to the payment of any Obligations in accordance with the provisions of Section 5.6, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations or such amounts are due to be returned to the Borrowers in accordance with the terms of this Agreement.

7.4. Real Estate Collateral.

7.4.1. Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all owned Real Estate owned by Borrowers, as listed on Schedule 7.4 hereto. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires any owned Real Estate hereafter, Borrowers shall promptly notify Agent of such acquisition and shall, within 45 days of Agent’s request, execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Agent on such Real Estate, and shall promptly deliver all Related Real Estate Documents.

7.4.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants a security interest and collaterally assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof; provided, however, the foregoing provision shall exclude any real Property lease (i) in which Borrower is expressly prohibited from assigning or transferring its right, title and interest to such real Property lease or (ii) in which such collateral assignment or grant of security interest would cause a default thereunder, a loss of rights by such Borrower therein or thereunder or an increase in the obligations of such Borrower (other than an obligation to provide notice or other ministerial acts); provided, further that in the event consent is obtained for such assignment and/or transfer, upon the granting of the consent, the real Property lease so excluded from this collateral assignment shall, by virtue of this proviso (without any act or delivery by any Person), be then subject to the collateral assignment set forth in this Section 7.4.2.

7.5. Other Collateral.

7.5.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower obtains knowledge that it holds a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.5.2. Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Effective Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights, and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority (subject to Permitted Liens) Lien upon such Collateral (which is not yet subject to a Lien in favor of Agent), including obtaining any appropriate possession, control agreement or Lien Waiver. Borrower Agent shall provide Agent, on a quarterly basis, notification of any Intellectual Property or rights therein obtained since the last day of the previous Fiscal Quarter, including the owner of such Intellectual Property and a detailed description thereof. If any Collateral (other than (i) Property in transit among locations of Borrowers, (ii) Inventory out for processing, and (iii) Property out for repair or refurbishment or Property in the possession of employees in the Ordinary Course of Business, in each case with respect to this clause (iii), valued at less than $500,000), is in the possession of a third party, at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent. Agent acknowledges that, as of the Effective Date, no actions are required to have been taken pursuant to this Section 7.5.2.

7.5.3. Aircraft. The Obligations shall also be secured by a security agreement granting Agent a security interest in any aircraft owned by Borrowers. Such security agreement shall be duly recorded, at Borrowers’ expense, with the International Registry (as defined in such security agreement) and with the appropriate Federal Aviation Administration office, as applicable. If any Borrower acquires any aircraft hereafter, Borrowers shall promptly notify Agent of such acquisition and shall, within 60 days of Agent’s request, execute, deliver and record a security agreement sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Agent on such aircraft, and shall promptly deliver all other documents related thereto.

7.6. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.7. Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly following written request, Borrowers shall deliver such instruments, collateral assignments, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower and Guarantor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower or Guarantor, as applicable, or words to similar effect.

7.8. Foreign Subsidiary Stock. The Collateral shall include only 65% of the Voting Stock of any Foreign Subsidiary to the extent such Voting Stock secures any Obligation.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 20th day after the last day of each prior Fiscal Month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business on the last day of the previous month and at such other times as Agent may request. If at any time, Availability is less than $10,000,000 on each day for five consecutive Business Days, until such time as Availability has been greater than $10,000,000 on each day for more than 30 consecutive days, by the third Business Day of each week thereafter, Borrowers shall deliver an additional report, in form and substance acceptable to Agent, reflecting Borrowers’ updated gross accounts receivable, prepared as of the close of business on the last day of the prior week. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation in its Permitted Discretion (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 20th day after the last day of each prior Fiscal Month, a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date. With respect to any item delivered pursuant to this Section 8.2.1, each Borrower shall also provide to Agent such additional documentation showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information on such periodic basis as Agent may request. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes then due, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving or subordinating offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of

America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America, provided, however, that Borrowers may maintain a balance of no more than $500,000 at any time in its master disbursement account. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. Notwithstanding anything to the contrary contained herein, the Obligors shall be entitled to maintain amounts of cash and Cash Equivalents in petty cash (in an aggregate amount for all such accounts not to exceed $500,000), trust, tax, employee benefit and payroll accounts which are not Dominion Accounts.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct a physical inventory in time and manner consistent with such Borrower’s past practices (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count, provided that Agent shall be reimbursed for its participation only in connection with inspections in accordance with Section 10.1.1.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any Fiscal Month exceeds $2,000,000; and (d) any net cash payment for such proceeds received by a Borrower for a return is promptly remitted to Agent for application to the Obligations without a corresponding commitment reduction.

8.3.3. Acquisition, Sale and Maintenance. Each Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, in each case except to the extent failure to comply with any Applicable Law could not result in a Material Adverse Effect. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, except in the Ordinary Course of Business. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law and shall make current rent payments (within applicable grace periods provided for in leases) at all location where any material portion of the Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form and containing such detail as is satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3. Condition of Equipment. The Equipment is in satisfactory operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear, tear, casualty and condemnation excepted. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts as of the Effective Date. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, taxes, or employee benefits or an account containing not more than $10,000 at any time (subject to the limitations in Section 8.2.5)). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent and Second Lien Note Collateral Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Property (i) in transit, (ii) Inventory out for processing, or (iii) out for repair, refurbishment, processing, or in the possession of employees in the Ordinary Course of Business and in each case with respect to this clause (iii) valued at less than $500,000, shall at all times other than in the Ordinary Course of Business be kept by Borrowers at the business locations set forth in Schedule 8.6.1 (as amended from time to time) except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.7; and (b) (i) move Collateral to any location in the United States, and (ii) move Collateral located in the United Kingdom or member state of the European Union to another location in the United Kingdom, member state of the European Union or the United States, in each case upon five Business Days prior written notice to Agent.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. Agent agrees that the insurance maintained by each Borrower on the Original Closing Date satisfies this Section 8.6.2. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall promptly following request, deliver to Agent the certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) to the extent available requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) to the extent available specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent in accordance with Section 5.3.1(a). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or business interruption insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent in accordance with Section 5.3.1(a). Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens and other claims or demands permitted to exist hereunder.

8.7. Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.7. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control in accordance with the terms of the Loan Documents; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) to the extent a Borrower has rights sufficient to allow Agent to do so, use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (if applicable) as a foreign corporation or company in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law, Material Contract or Restrictive Agreement except to the extent such violation or default could not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, the effect of foreign laws, rules and regulation as they relate to pledges, if any, of Capital Stock in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Obligor, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests as of the Original Closing Date. Except as disclosed on Schedule 9.1.4, in the five years preceding the Original Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and other Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable to the extent applicable. Except as set forth on Schedule 9.1.4, as of the Original Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor.

9.1.5. Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good and marketable title to all of its material personal Property, including all such Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. To the extent required by the Loan Documents, all Liens of Agent in the Collateral are duly perfected, valid and enforceable first priority Liens, subject only to Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes; provided, however, that for registered United States trademarks, United States trademark applications, United States patents, United States patent applications, and registered United States copyrights, the security interest will be perfected upon filing, to the extent perfection of a security interest can be accomplished by such a filing, of the Trademark Security Agreement with the United States Patent and Trademark Office, the Patent Security Agreement with the United States Patent and Trademark Office, or the Copyright Security Agreement with the United States Copyright Office, and such perfected security interest is enforceable as such against any and all creditors of and purchasers from Obligors in the United States.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d) it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected in Borrowers’ records related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated, subject to, in the case of monthly or quarterly balance sheets and related statements, to the absence of footnotes and year end audit adjustments. All projections delivered by the Obligors to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time, it being acknowledged, and agreed by Lenders, however, that projections as to future events are not viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results and that the differences may be material. Since December 31, 2007, there has been no change in the condition (financial or otherwise) of the Obligors, taken as a whole, that could reasonably be expected to have a Material Adverse Effect. The Obligors and their Subsidiaries, taken as a whole, are Solvent.

9.1.8. Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Borrower and Subsidiary has filed all federal, state, national, regional, provincial and material local tax returns and other material reports and all other tax returns and reports and all state and foreign income reports and declarations required by any Jurisdiction to which any of them is subject that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or to the extent permitted by Section 10.2.1(s) or 10.2.2(r). The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents other than such commissions and fees payable in connection with the Indenture and transactions related thereto.

9.1.11. Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business to the knowledge of such Obligor without infringing or misappropriating any Intellectual Property rights of others except to the extent that such failure to own or have such rights to use or any conflict would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of their Property (including any Intellectual Property that could reasonably be expected to have a Material Adverse Effect). Except as disclosed on Schedule 9.1.11, no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property (excluding “shrink-wrap”, “click-wrap”, or other “off-the-shelf” software). All registered Intellectual Property owned by any Obligor is shown on Schedule 9.1.11.

9.1.12. Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except to the extent the failure to have such Governmental Approval would not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law which could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Obligor’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action of a material nature is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor has received any Environmental Notice which would reasonably be expected to result in a material liability to Borrowers. No Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it where such liability could reasonably be expected to result in a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 as of the Original Closing Date or as otherwise permitted pursuant to Section 10.2.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor. The Obligations do not exceed the Indenture Formula Amount.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default (after giving effect to any cure or grace period and waivers or amendments thereof), under any Material Contract or any Restrictive Agreement. As of the Original Closing Date, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18. ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or prototype opinion from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except as disclosed on Schedule 9.1.18, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of the Borrowers taken as a whole.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, as of the Original Closing Date no Obligor is party to or bound by any collective bargaining agreement, or material management agreement or consulting agreement. Except as described on Schedule 9.1.20, as of the Original Closing Date there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21. Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Original Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. OFAC. No Borrower or Subsidiary, nor to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

9.2. Complete Disclosure. No Loan Document (as amended or updated as provided for herein)(including, without limitation, any financial statements delivered to Agent or Lenders at any time) other than projections, budgets, estimates and other forward looking statements, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Revolver Commitments or Revolver Loans remain outstanding (other than contingent obligations or Letters of Credit collateralized in a manner reasonably acceptable to Issuing Bank), each Borrower shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records (other than information which is subject to attorney-client privilege or would result in a breach of a confidentiality obligation of the Obligors to any other Person), and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense; provided, however, the Obligors shall, absent a continuing Event of Default, be given the opportunity to be present at any communications with their accountants. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them. Agent may allow Borrower Agent to receive copies of any appraisals.

(b) Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year, and (ii) appraisals of Inventory, Equipment and Real Estate up to two times in the Fiscal Year ending December 31, 2009 and up to one time per calendar year thereafter; provided, however, that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section 10.1.1 shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP in all material respects reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by any Big Four firm of independent certified public accountants of recognized standing selected by Borrowers or such other firm reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) (i) prior to any Financial Reporting Trigger Date, as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (but within 60 days after the last Fiscal Quarter in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of the Company as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes; and (ii) on or after any Financial Reporting Trigger Date, as soon as available, and in any event within 30 days after the end of each Fiscal Month (but within 45 days after the last Fiscal Month in a Fiscal Quarter and 60 days after the last Fiscal Month in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Month and the related statements of income and cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of the Company as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Month and period, subject to normal year-end adjustments and the absence of footnotes

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default exists, (i) a Compliance Certificate executed by a Senior Officer of the Company and (ii) a calculation of the Indenture Formula Amount.

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) concurrently with delivery of financial statements under clause (b) above, at the end of any Fiscal Quarter, a written report satisfactory in form and scope to Agent, as to all Hedging Agreements entered into by any Borrower or Guarantor, including, without limitation, detailed calculations with respect to the conversion values of all currency exchange Hedging Agreements and such other items as Agent, in its sole discretion, may from time to time request;

(f) not later than 30 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow, Availability for the next Fiscal Year, month by month and for the following Fiscal Years (through 2014), year by year;

(g) promptly following Agent’s request, a summary listing of each Borrower’s trade payables, and a detailed trade payable aging, all in form satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with any Pension Plan, and promptly following Agent’s request, after the sending or filing thereof, copies of any annual report to be filed in connection with each other Plan or Foreign Plan; and

(j) such other reports and information (financial or otherwise, including, without limitation, consolidating balance sheets, related statements of income, cash flow and shareholder’s equity, but excluding any information subject to the attorney-client privilege or other confidentiality arrangements with third parties) promptly following Agent’s request therefor from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Promptly following retention of accountants for their annual audit, Borrowers shall send a letter to the accountants, with a copy to Agent and Lenders, notifying the accountants that one of the purposes for retaining their services and obtaining audited financial statements is for use by Agent and Lenders. Agent is authorized to send such notice if Borrowers fail to do so for any reason.

Subject to the next succeeding sentence, information delivered pursuant to this Section 10.1.2 to Agent may be made available by Agent to Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 10.1.2 may also be delivered by electronic communication pursuant to procedures approved by Agent pursuant to Section 15.3 hereto. Information required to be delivered pursuant to this Section 10.1.2 (to the extent not made available as set forth above) shall be deemed to have been delivered to Agent on the date on which such information has been posted on (i) Company’s website on the Internet at http://www.cvgrp.com or (ii) are made available via EDGAR, or any successor system of the SEC, on the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or 8-K, as applicable. Information required to be delivered pursuant to this Section 10.1.2 shall be in a format which is suitable for transmission.

Unless (i) expressly marked by Borrowers as “PUBLIC” or (ii) copies of the Company’s public filings with the SEC, any notice or other communication delivered pursuant to this Section 10.1.2, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information.

10.1.3. Notices. Notify Agent (for further distribution to Lenders) in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract, the Senior Notes, any

Subordinated Debt, or any contract that relates to Debt in any aggregate amount of $5,000,000 or more; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect or materially impact the value of any Property of such Borrower; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.

10.1.4. Landlord and Storage Agreements. Promptly following request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Law, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Law) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority, if, as required by Environmental Law or necessary to preserve the value as a whole of such Properties.

10.1.6. Taxes. Pay and discharge all Taxes on or prior to the date which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or permitted by Section 10.2.1(s) or 10.2.1(r).

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent), with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as required pursuant to Section 8.6.2.

10.1.8. Licenses. Keep each License materially affecting any Collateral (including the manufacture, distribution or disposition of Inventory) in full force and effect except (i) to the extent not otherwise required herein, (ii) for any Permitted Asset Disposition or (iii) to the extent any failure to so maintain such License would not reasonably be expected to result in a Material Adverse Effect (it being understood that a failure to maintain or replace any license necessary in connection with the manufacture, distribution or disposition of Inventory results in a Material Adverse Effect unless such license is being abandoned in the reasonable business judgment of Borrowers); pay all undisputed Royalties when due; and notify Agent of any known default or known breach asserted by any Person to have occurred under any material License.

10.1.9. Future Subsidiaries. Notify Agent within five Business Days (or such later date as agreed to by Agent) of any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause such Subsidiary (other than an Immaterial Subsidiary or an Excluded Receivables Subsidiary) to guaranty the Obligations and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. If at any time any Subsidiary that is an Immaterial Subsidiary as of the Effective Date, shall cease to be an Immaterial Subsidiary, such Subsidiary shall be required, no later than the last Business Day of the Fiscal Month during which such Subsidiary is no longer an Immaterial Subsidiary, to guaranty the Obligations in accordance with this Section 10.1.9.

10.1.10. Post Closing Delivery of Amendment to Pledge Agreement and Certificated Equity Interests. (a) Within 10 Business Days of the Effective Date, Obligors shall have delivered to Agent a supplement to the Pledge Agreement to update the schedules and annexes contained therein, in form and substance reasonably acceptable to Agent; and (b) within 60 days of the Effective Date, each Obligor shall have (i) delivered to Agent all original certificated Equity Interests (along with instruments of transfer) for any Pledged Equity Interests (as defined in the Pledge Agreement and subject to the terms and conditions therein) pledged to Agent after giving effect to the supplement contemplated in clause (a) above and not previously delivered.

10.2. Negative Covenants. As long as any Revolver Commitments or Obligations are outstanding (other than contingent obligations or Letters of Credit collateralized in a manner reasonably acceptable to the Issuing Bank), each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money and other Debt (other than the Obligations and Subordinated Debt), but only to the extent identified on Schedule 10.2.1, and outstanding on the Original Closing Date;

(e) Secured Bank Product Obligations,

(f) Permitted Contingent Obligations;

(g) Refinancing Debt as long as each Refinancing Condition is satisfied;

(h) Debt under any Hedging Agreement to the extent such Hedging Agreement is permitted by this Agreement;

(i) Intercompany Debt incurred in the Ordinary Course of Business to the extent permitted by Section 10.2.5, and (ii) Intercompany Debt owed to an Obligor by an Excluded Receivables Subsidiary in connection with a sale of receivables to such Excluded Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

(j) Debt in respect of workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, surety appeal or similar bonds and completion guarantees provided by an Obligor or Subsidiary in the Ordinary Course of its Business;

(k) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.1.6;

(l) Debt consisting of incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered in the Ordinary Course of Business;

(m) Debt in respect of netting services and overdraft protections or other cash management services in connection with deposit accounts and securities accounts, in each case in the Ordinary Course of Business;

(n) Debt incurred by Foreign Subsidiaries that are not Obligors for working capital purposes in an amount not to exceed $25,000,000 at any time outstanding, so long as no Default or Event of Default exists or would result therefrom;

(o) Debt in connection with any Permitted Foreign Investment;

(p) Contingent Obligations in respect of Debt of any Obligor otherwise permitted under Section 10.2.1 incurred in the Ordinary Course of Business, subject, if applicable, to Section 10.2.5;

(q) Contingent Obligations of the Company and its Subsidiaries incurred in connection with the guaranty of Debt extended to a Foreign Subsidiary by Bank of America, N.A. or its Affiliates in an amount not to exceed $5,000,000 in the aggregate at any time unless otherwise approved by Agent in writing;

(r) Contingent Obligations of an Obligor in respect of leases for an Obligor in an amount not to exceed $10,000,000 in the aggregate at any time;

(s) Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(t) without duplication of any other Debt, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Debt permitted hereunder;

(u) Debt that is not included in any of the preceding clauses of this Section 10.2.1, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time;

(v) Debt incurred by any Excluded Receivables Subsidiary in connection with any Qualified Receivables Transaction provided that the Debt is non-recourse to any Person other than the Excluded Receivables Subsidiary; and

(w) Debt incurred pursuant to the Second Lien Note Documents in an aggregate principal amount not to exceed $250,000,000 (plus accrued interest and payment in kind interest), in each case, including any Refinancing Debt thereof.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) contractual Liens and Liens imposed by law (other than Liens for Taxes or imposed under ERISA) such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due and payable or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), surety, stay customs and appeal bonds, statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Obligor to the extent such judgment does not constitute an Event of Default;

(h) easements, rights-of-way, survey exceptions, title exceptions, restrictions, covenants or other agreements of record, minor defects or other irregularities in title and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;

(i) municipal and zoning ordinances, building and other land use laws imposed by any governmental authority which are not violated in any material respect by existing improvements or the present use of Property, or in the case of any Real Estate subject to a mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, Agent;

(j) leases, subleases, licenses, sublicenses granted to others in the Ordinary Course of Business;

(k) any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the other Security Documents;

(l) normal and customary rights of setoff upon deposits or securities in favor of depository institutions or brokerages, and Liens of a collecting bank on payment items in the course of collection, bankers’ Liens securing amounts owing to such bank with respect to overdrafts, cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall such Liens secure (either directly or indirectly) the repayment of any Debt (other than on account of such overdrafts, netting or cash management);

(m) Liens on insurance proceeds and deposits arising in the ordinary course of business in connection with the financing of insurance premiums;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by such Person in the Ordinary Course of Business in accordance with the past practices of such Person;

(o) Liens on Property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Obligor or a Subsidiary thereof (and not created in anticipation or contemplation thereof);

(p) security given to a public or private utility or any Governmental Authority as required in the Ordinary Course of Business;

(q) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignments;

(r) other Liens with respect to obligations that do not in the aggregate exceed $1,000,000 at any time outstanding;

(s) the replacement, extension or renewal of any Permitted Lien; provided, that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Original Closing Date or the date such Lien was incurred, as applicable;

(t) Liens granted in connection with Debt permitted by Section 10.2.1(n) provided that such Liens attach only to Property of Foreign Subsidiaries and not to any Collateral;

(u) existing Liens shown on Schedule 10.2.2;

(v) Liens granted to the Second Lien Note Collateral Agent pursuant to the Second Lien Note Documents and any Refinancing Debt thereof, provided that the Agent, for the benefit of the Lenders, has a first priority Lien (subject to Permitted Liens) on such assets and the Liens in favor of the Second Lien Note Collateral Agent are subordinated pursuant to the Intercreditor Agreement; and

(w) Liens with respect to those Accounts and related rights and assets subject to purchase pursuant to any Qualified Receivables Transaction.

10.2.3. [RESERVED].

10.2.4. Distributions; Upstream Payments. Make or declare any Distributions other than, (a) Upstream Payments and (b) dispositions by Obligors and Subsidiaries permitted hereunder.

10.2.5. Restricted Investments. Make any Restricted Investment, other than Permitted Foreign Investments, so long as no Default or Event of Default exists or would result therefrom.

10.2.6. Acquisitions. Make any Restricted Investment, other than, so long as no Default or Event of Default exists or would result therefrom, Permitted Acquisitions or Permitted Foreign Investments.

10.2.7. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Dispositions so long as (other than with respect to (i) sales of Inventory in the Ordinary Course of Business and (ii) intercompany asset transfers to the extent permitted hereunder) no Event of Default exists.

10.2.8. [RESERVED].

10.2.9. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to (a) any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of the Company shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied or waived); (b) the Second Lien Notes, other than (i) payment of regularly scheduled interest and reimbursement for fees and expenses of the trustee as provided therein, and (ii) in connection with replacing the Second Lien Notes with Refinancing Debt, provided that the Refinancing Conditions are met; provided, however, that, Borrowers may make prepayments of principal on the Second Lien Notes, so long as (i) Availability, on a Pro Forma Basis after giving effect to such payment, for each of the 30 days prior to and including the date such payment is made, is at least $15,000,000 or (ii) (1) the Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.10 to 1.00 and (2) Availability, on a Pro Forma Basis after giving effect to such payment, for each of the 30 days prior to and including the date such payment is made, is at least $10,000,000. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall there be any restriction on the ability of Subsidiaries or Obligors to repay any intercompany Debt owed to the Company.

10.2.10. Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself (unless, in the case of any liquidation, winding up or dissolution, the assets of such entity are transferred to its corporate parent), in each case whether in a single transaction or in a series of related transactions, except for the UK Restructuring and for mergers, consolidations, amalgamations or combinations of (i) a wholly-owned Domestic Subsidiary (or National Seating Company) with another wholly-owned Domestic Subsidiary (provided that if any such Subsidiary is an Obligor, the Obligor will be the surviving company) or into a Borrower, (ii) a Borrower with and into a Borrower, so long as, in the case of the Company, the Company is the surviving entity, or (iii) a Foreign Subsidiary with and into another Foreign Subsidiary, provided that if any such Subsidiary is an Obligor, the Obligor will be the surviving company; or (b) unless 30 days’ advance written notice is given to Agent, (i) change its name or conduct business under any fictitious name, (ii) change its tax, charter or other organizational identification number, or (iii) change its form or state of jurisdiction of organization.

10.2.11. Subsidiaries. Form or acquire any Subsidiary after the Original Closing Date, except in accordance with Sections 10.1.9, 10.2.5 or 10.2.6 and except for any Excluded Receivables Subsidiary, or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.12. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Original Closing Date to the extent such amendment, modification or change could reasonably be expected to result in a Material Adverse Effect.

10.2.13. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.14. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as permitted by GAAP and in accordance with Section 1.2; or change its Fiscal Year without consent of Agent.

10.2.15. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) Restrictive Agreements in effect on the Original Closing Date; (b) Restrictive Agreements relating to Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) Restrictive Agreements constituting customary restrictions on assignment, encumbrances or subletting in leases and other contracts; (d) Restrictive Agreements constituting customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 10.2.7 pending the consummation of such sale; (e) Restrictive Agreements in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of such Borrower; (f) the documents described on Schedule 10.2.15, (g) the Second Lien Note Documents as in effect on the date hereof (or otherwise executed in connection with the closing of the Indenture) and as amended, restated, supplemented or otherwise modified as permitted under the Intercreditor Agreement, including any Refinancing Debt thereof, (h) any agreements evidencing a Qualified Receivables Transaction, or (i) agreements related to working capital Debt permitted under Section 10.2.1(n).

10.2.16. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.17. Conduct of Business. Engage in any business, other than its business as conducted on the Original Closing Date and any activities ancillary, incidental, complementary or reasonably related thereto.

10.2.18. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated or otherwise permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.5; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among (i) Obligors or (ii) non-Obligors; (e) transactions with Affiliates that were consummated prior to the Original Closing Date, as shown on Schedule 10.2.18; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.19. Plans. Become party to any (i) Multiemployer Plan or (ii) Foreign Plan (which would reasonably be expected to result in a material liability to Borrowers), in each case other than any in existence on the Original Closing Date.

10.2.20. [RESERVED.]

10.2.21. Amendments to Subordinated Debt or Indenture. Amend, supplement or otherwise modify (i) any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt (other than as a result of capitalization of fees and interest), or increases any required payment of principal or interest (other than as a result of capitalization of fees and interest), (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions, (c) shortens the final maturity date or otherwise accelerates amortization, (d) increases the interest rate, (e) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect (when taken as a whole) for any Obligor, or that is otherwise materially adverse to any Obligor or Lenders, or (f) results in the Obligations not being fully benefited by the subordination provisions thereof; or (ii) the Indenture or any other document to the extent such amendment, supplement or modification results in the Obligations not constituting indebtedness permitted under Section 4.03(b)(1) of the Indenture if applicable.

10.3. Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. During any Financial Covenant Trigger Period, maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.0 as of the last day of any Fiscal Quarter and determined for the period consisting of the most recent four Fiscal Quarters ended prior to the Financial Covenant Trigger Date.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) a Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); provided that, with respect to non-payment for interest or fees owing under any Secured Bank Product Obligation, such failure shall only constitute an Event of Default if it is not cured within three (3) Business Days;

(b) any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) a Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.6, 8.1, 8.2.4, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) an Obligor breaches or fails to perform any covenant contained in any Loan Documents (other than as specified in clauses (a), (b) and (c) above), and such breach or failure is not cured (i) within five days for any such breach or failure to perform any covenant contained in Section 7.4 of this Agreement, and (ii) within 30 days for any such breach or failure to perform any other covenant contained in any Loan Document, in each case after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) a Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent except for immaterial Collateral with a value not in excess of $1,000,000 at any time; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders or action or inaction by the Collateral Agent or as otherwise permitted hereunder);

(f) any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) other than any judgment disclosed on Schedule 11.1 (to the extent the aggregate amount of any such judgment plus accrued interest thereon does not exceed $2,500,000), any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,000,000 (net of any insurance coverage therefor not denied in writing by the insurer);

(h) an Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; there is a cessation of any material part of an Obligor’s business for a material period of time (other than as permitted hereunder); any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (except as otherwise permitted hereunder); or an Obligor is not Solvent;

(i) an Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(j) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(k) an Obligor or any of its Senior Officers is convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) the forfeiture of any material Property or any material Collateral by an Obligor as a result of violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act); or

(l) a Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(i) or (j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); provided, that if Borrowers are required to provide an amount of cash collateral pursuant to this Section 11.2, such amount (to the extent not applied in accordance with Section 5.6) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) subject to the terms of any Lease Agreement or Lease Waiver, as applicable, enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. For the purpose of enabling Agent, upon the occurrence and during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Borrower hereby grants to Agent a non-exclusive license (subject to the rights of third parties and to the extent not prohibited in the case of licensed in Intellectual Property and (i) in the case of trademarks, to sufficient rights to quality control and inspection in favor of Borrower to avoid the risk of invalidation of such trademarks, and (ii) in the case of trade secrets, to an obligation of Agent to take steps reasonable under the circumstances to keep trade secrets confidential to avoid the risk of invalidation of such trade secrets) to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency)(other than tax, payroll, trust or employee benefit accounts) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure by the Obligors to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Revolver Commitment of one Lender without terminating the Revolver Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral, Field Examination Reports and Borrower Materials.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of Agent pursuant to the Security Documents; or (e) with the written consent of the Required Lenders. Lenders hereby authorize Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time, except such system failures or access issues that arise as a result of Agent’s gross negligence or willful misconduct. Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report or any Borrower Material, and shall not be liable for any information contained in or omitted from any Report or Borrower Material; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report or any Borrower Material in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via Platform or otherwise.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting, except to the extent such delay is due to Agent’s gross negligence or willful misconduct.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations owing to such Lender or its Affiliates) under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding. Each Lender hereby irrevocably authorizes Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including pursuant to Sections 9-610 or 9-620 of the Bankruptcy Code, at any sale thereof conducted under the provisions thereof (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents, Borrower Materials or Report; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and in each case (provided no Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent; provided such collateral agent or co-collateral agent is reasonably acceptable to Borrowers (unless an Event of Default exists). If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 10 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. Secured Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 15.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person other than as set forth in Section 12.8. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. COLLECTION ALLOCATION MECHANISM

13.1. [RESERVED].

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

14.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2. Participations.

14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any

Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Revolver Commitment for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders or Obligors shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which (i) forgives principal (other than mandatory prepayments), interest or fees (other than wavier of default interest), (ii) reduces the stated interest rate or fees payable with respect to any Loan or Revolver Commitment in which such Participant has an interest (other than wavier of default interest), (iii) postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Revolver Commitment, or (iv) releases any Borrower, Guarantor or substantial portion of the Collateral (except as otherwise permitted herein).

14.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

14.2.4. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

14.3. Assignments.

14.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

14.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice substantially in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder (provided that any liability of Borrowers to such assignee under Section 3.7, 3.8 and 5.9 shall be limited to the amount, if any, that would have been payable thereunder by Borrowers in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment). Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

14.3.3. Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

14.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Revolver Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (other than waiver of default interest or waiver of any Default or Event of Default); and

(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Sections 5.6 or 15.1.1; (iii) amend the definitions of Borrowing Base, Pro Rata or Required Lenders; (iv) increase any advance rate or increase total Revolver Commitments; (vi) release Collateral with a book value greater than $10,000,000 during any calendar year, except as contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release except as permitted by the Loan Documents.

15.1.2. Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification, amendment, supplement, extension or restatement of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3. Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.1.4. Technical Amendments. Notwithstanding anything to the contrary contained in Section 15.1, if Agent and Borrowers shall have jointly identified any error of a technical nature in any provision of the Loan Documents, then Agent and Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

15.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE

INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee or a Claim solely among the Indemnitees.

15.3. Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

15.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution and delivery of executed signature pages, matters permitted under Section 4.1.4 and such other communications as agreed by Agent. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials to be provided by them, which notice may be communicated electronically in accordance with Section 15.3.2 and the Borrower Materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials, Reports and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform, except to the extent such errors, omissions or issues arise as a result of Agent’s gross negligence or willful misconduct. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE

DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS, REPORTS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. Agent, each Secured Party, each Obligor and each Lender acknowledge that (a) the information on the Platform may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with Applicable Law. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet, except to the extent such losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arise as a result of Agent’s gross negligence or willful misconduct.

15.3.4. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

15.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, with, unless an Event of Default is continuing, five days prior notice to Borrower, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 15.4 shall be reimbursed to Agent by Borrowers, promptly following demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section 15.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations,

tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Loan Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

15.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, oral or written, among the parties relating to the subject matter hereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

15.12. Process Agent. Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

(i) irrevocably appoints National Registered Agents, Inc. as its agent for service of process in relation to any proceedings before the Illinois courts in connection with any Loan Document; and

(ii) agrees that failure by an agent for service of process to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to Agent. Failing this, Agent may appoint another agent for this purpose.

15.13. Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its confidentiality information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep such Information confidential) involved in the transaction; (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 15.13, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 15.13 or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks, product photographs or name in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business or to the Collateral that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 15.13 shall be deemed to have complied if it exercises the same degree of care to maintain the confidentiality of such Information that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. This Section 15.13 shall survive Full Payment of the Obligations.

15.14. Certifications Regarding Second Lien Notes. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Second Lien Notes or the Indenture, including Section 4.03(b)(1) thereof. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Revolver Commitments and Obligations continue to be permitted under the Indenture at such time.

15.15. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.16. Consent to Forum.

15.16.1. Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

15.16.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.17. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral (except as required under the Loan Documents); (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or

transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.18. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may reasonably request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

15.19. Effect of Amendment and Restatement; Schedules. This Agreement is intended to amend the A&R Loan Agreement, without novation, and solely for convenience of reference, to restate it. For the avoidance of doubt, this Agreement shall not become effective until the satisfaction (or waiver) of the requirements set forth in Section 6.2 and the occurrence of the Effective Date. The Company and each other Obligor hereby acknowledge, certify and agree that the “Obligations” outstanding under and as defined in the Original Loan Agreement as of the Restatement Effective Date and the A&R Loan Agreement as of the Effective Date, continue to remain Obligations outstanding under this Agreement (except to the extent such existing Obligations are Excluded Swap Obligations). Except as expressly modified herein, all of the terms and provisions of the (y) Original Loan Agreement shall continue to apply for the periods prior to the Restatement Effective Date and (z) the A&R Loan Agreement shall continue to apply for the periods prior to the Effective Date, in each case, including any determinations of payment dates, interest rates, compliance with covenants and other obligations, accuracy of representations and warranties, Events of Default or any amount payable to Agent or Lenders. From and after the Effective Date, all references in the Notes and other Loan Documents to (i) the “Loan Agreement” shall be deemed to include references to this Agreement, and (ii) the “Lenders” or “Agent” shall mean such terms as defined in this Agreement. As to all periods occurring on or after the Effective Date, all of the covenants in the Original Loan Agreement and the A&R Loan Agreement shall be of no further force and effect (with respect to such periods), it being understood that all obligations of Borrowers under the Original Loan Agreement and the A&R Loan Agreement shall be governed by this Agreement from and after the Effective Date. Upon the effectiveness of this Agreement, the Schedules to the Original Credit Agreement and the A&R Loan Agreement, each as amended, supplemented or otherwise modified after the Original Closing Date and the Restatement Effective Date but prior to the Effective Date, shall constitute the Schedules hereto, other than Schedule 1.1, Schedule 7.4, Schedule 8.5, Schedule 9.1.11, Schedule 9.1.14, Schedule 9.1.16, Schedule 10.2.1, Schedule 10.2.7 and Schedule 10.2.15 to this Agreement which are hereby amended and restated in form set forth after the signature pages to this Agreement.

15.20. Intercreditor Agreement. Notwithstanding anything herein to the contrary, any Lien and security interests granted to Agent pursuant to this Agreement or any Security Documents and the exercise of any right or remedy by Agent under the Credit Agreement or any of the Security Documents is subject to the provisions of the Intercreditor Agreement.

15.21. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

COMMERCIAL VEHICLE GROUP, INC.

By:	/s/ Richard P. Lavin
Name:	Richard P. Lavin
Title:	Chief Executive Officer
Address:	7800 Walton Parkway
New Albany, OH 43054
Attn: Chief Financial Officer
Telecopy: (614) 289-5365

NATIONAL SEATING COMPANY
CVG CS LLC
MONONA CORPORATION
MONONA WIRE CORPORATION
MONONA (MEXICO) HOLDINGS LLC
TRIM SYSTEMS, INC.
TRIM SYSTEMS OPERATING CORP.
CABARRUS PLASTICS, INC.
CVG OREGON, LLC
CVS HOLDINGS, INC.
SPRAGUE DEVICES, INC.
MAYFLOWER VEHICLE SYSTEMS, LLC
CVG MANAGEMENT CORPORATION
CVG EUROPEAN HOLDINGS, LLC
CVG LOGISTICS, LLC
CVG ALABAMA, LLC

By:	/s/ Richard P. Lavin
Name:	Richard P. Lavin
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Philip Nomura
Name:	Philip Nomura
Title:	Senior Vice President

Address:
135 S. LaSalle, 4th Floor
Chicago, IL 60603
Telecopy: (312) 904-7190

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

SCHEDULE 1.1

to

Loan and Security Agreement

REVOLVER COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$40,000,000.00

SCHEDULE 1.1

REVOLVER COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$40,000,000.00

SCHEDULE 7.1

COMMERCIAL TORT CLAIMS

None.

SCHEDULE 7.4

MORTGAGES

1.	200 National Drive, Vonore, Monroe County, TN 37885

2.	301 West Spruce Street, Monona, Clayton County, IA 52159

3.	320 Newbern Road, Dublin, Pulaski County, VA 24084

4.	629 South Battleground Avenue, Kings Mountain, Cleveland County, NC 28086

5.	75 Chamber Drive, Chillicothe, Ross County, OH 45601

6.	55 North Garfield Street, Norwalk, Huron County, OH 44857

7.	60851 State Route 7, Shadyside, Belmont County, OH 43947

8.	50 Nances Creek Industrial Blvd., Piedmont, Calhoun County, AL 36272

SCHEDULE 8.5

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Last 4 Digits of Account Number
Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Master Operating)	8589

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Blocked)	8576

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8468

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8385

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8393

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8401

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8419

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8427

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8435

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8443

Depository Bank	Type of Account	Last 4 Digits of Account Number
Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	8450

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	3891

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	2291

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Controlled Disbursement)	6962

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Manual Payroll)	0085

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Workers Comp)	0077

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Workers Comp)	0069

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Workers Comp)	0051

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2464

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2516

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	3670

Depository Bank	Type of Account	Last 4 Digits of Account Number
Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	9195

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2477

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2312

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2451

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2480

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	2448

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	6666

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Receipts Account)	0303

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Stand Alone Account)	6502

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Stand Alone Account)	2642

Bank of America, N.A. 600 Peachtree St. NE GA1-006-09-22 Atlanta, GA 30308-2265	Checking (Stand Alone Account)	2684

Depository Bank	Type of Account	Last 4 Digits of Account Number
Bank of America, N.A. P.O. Box 25118 Tampa, FL 33622-5118	Checking	5042

Bank of America, N.A. P.O. Box 25118 Tampa, FL 33622-5118	Checking (Petty Cash)	8675

Columbia Credit Union P.O. Box 324 Vancouver, WA 98666	Checking (Petty Cash)	7474

Branch Banking & Trust Company of Virginia 189 Broad Street; P.O. Box 1166 Dublin, VA 24084	Checking (Petty Cash)	7765

Citizens Bank of Blount County 330 East Broadway Maryville, TN 37802-9730	Checking (Petty Cash)	1837

Fifth Third Bank 5161 Hampsted Village Way New Albany, OH 43054	Checking (Petty Cash)	9875

Fifth Third Bank 126 E. 4th Street Michigan City, IN 46360	Checking (Petty Cash)	3230

Huntington Bank 4105 Central Avenue Shadyside, OH 43947	Checking (Hourly Payroll)	1051

Huntington Bank 4105 Central Avenue Shadyside, OH 43947	Checking (Petty Cash)	1174

Wachovia Bank N.A. P.O. Box 563966 Charlotte, NC 28256-3966	Checking (Petty Cash)	4595

SCHEDULE 8.6.1

LOCATIONS OF COLLATERAL

1. 7800 Walton Parkway New Albany, OH 43054	2. 310 Dietz Avenue Dekalb, IL 60115

3. 4721 North Eugene Avenue Douglas, AZ 85607	4. 200 North Locust Street Edgewood, IA 52042

5. 1585 Beverly Court, Suite 112 Aurora, IL 60504	6. 2845 Armentrout Drive Concord, NC 28025

7. 2901 Zion Church Road Concord, NC 28025	8. 1140 NW 3rd Avenue Canby, OR 97013

9. 527 West US Highway 20 Michigan City, IN 46360	10. 900 Highway 212 Michigan City, IN 46360

11. 28800 Beck Road Wixom, MI 48393	12. 200 National Drive Vonore, TN 37885

13. 8649 South 212th Street Kent, WA 98031	14. 607 Bond Street Statesville, NC 28677

15. 613 Bond Street Statesville, NC 28677	16. 1257 Roberson Springs Road Loudon, TN 37774

17. 97 Tom Pope Road Pikeville, TN 37367	18. 116 Industry Road Tellico Plains, TN 37385

19. 301 West Spruce Street Monona, IA 52159	20. 75 Chamber Drive Chillicothe, OH 45601

21. 320 Newbern Road Dublin, VA 24084	22. 2227 Salisbury Highway Statesville, NC 28677

23. 401 East Alexander Avenue Tacoma, WA 98421	24. 6211 Northeast Campus Drive Vancouver, WA 98661

25. 2300 Northeast 65th Avenue Vancouver, WA 98661	26. 112 Town Center Drive Dublin, VA 24084

27. 379 Central Drive Concord, NC 28025	28. 6710 McEwan Road Lake Oswego, OR 97035

29. 8005 Southwest Hunziker Street Tigard, OR 97223	30. 629 South Battleground Avenue Kings Mountain, NC 28086

31. 55 North Garfield Street Norwalk, OH 44857	32. 60581 State Route 7 Shadyside, OH 43947

33. 206 Republic Street Norwalk, OH 44857	34. 71 North West Street Norwalk, OH 44857

35. 17th Street Bellaire, OH 43906	36. 470 East High Street London, OH 43140

37. 240 Raleigh Street Chatham, ON N7M 5L3	38. Calle 18 Avenida 10, # 180-5 Agua Prieta, Sonora, Mexico

39. Carretera Tepa-Arandas #115 Capilla de Guadelupe, Jalisco, Mexico	40. 199 Wilshire Avenue Southwest Concord, NC 28025

41. Calle del Rio Avenida del Rio Sonora Block VIII and IX of Parque Industrial El Rio Agua Prieta, Sonora, Mexico	42. 3330 Ridgeway Drive, Unit 5 Mississauga, ON L5L 5Z9

SCHEDULE 9.1.4

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, authorized and issued Equity Interests and record holders of such Equity Interests of each Obligor are as follows:

Obligor	Jurisdiction of Organization	Number and Class of Authorized Equity Interests	Number and Class of Issued and Outstanding Equity Interests	Holder of Equity Interest and Number of Shares/Units Helds
Commercial Vehicle Group, Inc.	Delaware	Common Stock: 30,000,000 shares Preferred Stock: 5,000,000 shares	Common Stock: 21,536,814 shares (as of 9/30/08)	The Common Stock of Commercial Vehicle Group, Inc. is listed on the NASDAQ under the ticker symbol “CVGI”. As such, Commercial Vehicle Group, Inc. is required to make periodic disclosures in filings with the Securities and Exchange Commission regarding ownership of its Common Stock.

National Seating Company	Delaware	Common Stock: 2,000,000 shares Series A Preferred Stock: 100,000 shares “Blank Check” Preferred Stock: 2,700,000 shares	Common Stock: 1,705,888.803 shares	Commercial Vehicle Group, Inc. - 1,705,838.803 shares of Common Stock
Joseph Hess - 10 shares of Common Stock
Jo Ann Hess - 10 shares of Common Stock
Linda Williams - 30 shares of Common Stock

CVG CS LLC	Delaware	n/a	n/a	National Seating Company - 100% of the Membership Interests

MONONA CORPORATION	Delaware	Common Stock - 100 shares	Common Stock - 100 shares	Commercial Vehicle Group, Inc. - 100 shares of Common Stock

Monona Wire Corporation	Iowa	Class A Common Stock - 1 share	Class A Common Stock - 1 share	MONONA CORPORATION - 1 share of Class A Common Stock

Monona (Mexico) Holdings LLC	Illinois	n/a	n/a	Monona Wire Corporation - 100% of the Membership Interests

Obligor	Jurisdiction of Organization	Number and Class of Authorized Equity Interests	Number and Class of Issued and Outstanding Equity Interests	Holder of Equity Interest and Number of Shares/Units Helds
Trim Systems, Inc.	Delaware	Class A-1 Common Stock: 400,000 shares Class A-2 Common Stock: 150,000 shares Class B Common Stock: 450,000 shares Class C Common Stock: 100,000 shares	Class A-1 Common Stock: 1,000 shares	Commercial Vehicle Group, Inc. - 1,000 shares of Class A-1 Common Stock

Trim Systems Operating Corp.	Delaware	Common Stock: 1,000 shares	Common Stock: 1,000 shares	Trim Systems, Inc. - 1,000 shares of Common Stock

CABARRUS PLASTICS, INC.	North Carolina	Common Stock: 100,000 shares	Common Stock: 1,000 shares	Trim Systems, Inc. - 1,000 shares of Common Stock

CVG Oregon, LLC	Delaware	n/a	n/a	Trim Systems Operating Corp. - 100% of the Membership Interests

CVS Holdings, Inc.	Delaware	Common Stock: 125,000 shares	Common Stock: 124,908 shares	Commercial Vehicle Group, Inc. - 124,908 shares of Common Stock

Sprague Devices, Inc.	Delaware	Common Stock - 1,000 shares	Common Stock - 1,000 shares	CVS Holdings, Inc. - 1,000 shares of Common Stock

Mayflower Vehicle Systems, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. - 100% of the Membership Interests

CVG Management Corporation	Delaware	Common Stock - 100 shares	Common Stock - 100 shares	Commercial Vehicle Group, Inc. - 100 shares of Common Stock

CVG European Holdings, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. - 100% of the Membership Interests

CVG Logistics, LLC	Delaware	n/a	n/a	Commercial Vehicle Group, Inc. - 100% of the Membership Interests

2.	All agreements binding on holders of Equity Interests of Obligors with respect to such interests are as follows:

(a)	Registration Agreement by and among Bostrom Holding, Inc. and certain of its stockholders, dated as of October 5, 2000.

(b)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Mervin Dunn, dated as of April 5, 2006.

(c)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Gerald L. Armstrong, dated as of April 5, 2006.

(d)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Chad M. Utrup, dated as of April 5, 2006.

(e)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and James F. Williams, dated as of April 5, 2006.

(f)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and William Gordon Boyd, dated as of May 22, 2007.

(g)	Change in Control & Non-Competition Agreement by and between Commercial Vehicle Group, Inc., its subsidiaries, successors and assigns and Kevin L. Frailey, dated as of May 22, 2007.

3.	All outstanding purchase options, warrants, subscription rights, agreements to issue or sell, or convertible interests relating to Equity Interests of any Obligor are as follows:

(a)	Options and other rights relating to the equity of Commercial Vehicle Group, Inc. granted under the Bostrom Holding, Inc. 2004 Stock Option Plan, adopted May 20, 2004.

(b)	Commercial Vehicle Group, Inc. Second Amended and Restated Equity Incentive Plan, adopted May 22, 2007.

(c)	Certificate of Incorporation of National Seating Company.

4.	Within the five years preceding the Closing Date, Obligors have consummated the following transactions:

(a)	On December 4, 2007, CVG CS LLC acquired substantially all of the assets of Short Bark Industries, LLC.

(b)	On October 31, 2007, CVG Oregon LLC acquired the heavy-gauge thermoforming and injection molding assets of the Fabrication Division of Gage Industries, Inc.

(c)	On February 7, 2005, CVG Acquisition LLC (Mayflower Vehicle Systems, LLC) acquired substantially all of the assets of Mayflower Vehicle Systems, Inc.

(d)	On September 15, 2004, Trim Systems, L.L.C. and Tempress, Inc. merged up and into Trim Systems Operating Corp. with Trim Systems Operating Corp. as the surviving entity.

(e)	On August 2, 2004, Trim Merger Co., a wholly-owned subsidiary of Commercial Vehicle Group, Inc., merged into Trim Systems, Inc. with Trim Systems, Inc. as the surviving entity.

SCHEDULE 9.1.11

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Inbound licenses:

Licensor	Description of License	Term of License	Royalties Payable
VEC Technology, LLC	Limited, exclusive, non-transferable, royalty free, right and license to use the VEC IP solely in connection with the production of parts or components for heavy duty trucks	Continuously until written termination sent to Licensor, unless the VEC Cell Sales Agreement is terminated	None

2.	Copyrights:

Title	Registration Number	Registration Date	Owner
TRIM SYSTEMS NEW CONCEPT INTERIOR STYLE A	TXu1143606	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS NEW CONCEPT INTERIOR STYLE B	TXu1143605	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS REFRESH INTERIOR STYLE B	TXu1143604	09/25/2002	Trim Systems Operating Corp.

TRIM SYSTEMS REFRESH INTERIOR STYLE A	TXu1143603	09/25/2002	Trim Systems Operating Corp.

AERODYNAMIC WHEEL COVER DRAWINGS	VAu01127023	12/21/2012	Commercial Vehicle Group, Inc.

3.	Patents:

Owned by:

COMMERCIAL VEHICLE SYSTEMS, INC.

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
SYNCHRONIZATION SYSTEM FOR MOTORS	Canada	2358317 09/23/2008	WO2000/038961 7/6/2000	2358317 12/29/1999	Commercial Vehicle Systems, Inc.

WINDSHIELD WIPER ASSEMBLY AND METHOD OF FORMING THE SAME	Canada	2515071 7/3/2012	2515071	2515071 2/4/2004	Commercial Vehicle Systems, Inc.

Owned by:

COMMERCIAL VEHICLE GROUP, INC.

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
DOOR PANEL	US	D631418 1/25/2011		29/357831 3/18/2010	Commercial Vehicle Group, Inc.

Global Seat Design	IN	14047 6/24/2011		231666	Commercial Vehicle Group, Inc.

Global Seat Design	IN	14048 6/24/2011		231667	Commercial Vehicle Group, Inc.

Global Seat Design	IN	10571 6/15/2011		231668	Commercial Vehicle Group, Inc.

Owned by:

CVG MANAGEMENT CORPORATION

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
HOLDER	US		US20080296332 12/04/2008	11/757073 06/01/2007	CVG Management Corporation

SYSTEM AND METHOD OF FORMING A PROTECTIVE COVERING FOR A WIRE HARNESS	US	7908742 3/22/2011	US 2009-0241331 A1 10/01/2009	12/055070 03/25/2008	CVG Management Corporation

SYSTEM AND METHOD OF FORMING A PROTECTIVE COVERING FOR A WIRE HARNESS	US	8316520 11/27/2012	US 2011-0119882 A1 05/26/2011	13/022198 2/7/2011	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	US	8038210 10/18/2011	US 2010-0072797 A1 03/25/2010	12/235842 09/23/2008	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	US	8317263 11/27/2012	US 2012-0062007 A1 03/15/2012	13/232244 9/14/2011	CVG Management Corporation

VEHICLE SEAT	US	D615311 05/11/2010		29/324908 09/23/2008	CVG Management Corporation

VEHICLE SEAT	US	D651819 01/10/2012		29/358071 3/22/10	CVG Management Corporation

VEHICLE SEAT	US	D651001 12/27/2011		29/358072 3/22/2010	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	PCT		WO 2010/132573 11/18/2010	PCT/US10/34556 5/12/2010	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	US	8132861 03/13/2012	US 2010-0289317 A1 11/18/2010	12/778436 5/12/2010	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	US	8333432 12/18/2012	US 2012-0212026 A1 8/23/2012	13/412271 03/05/2012	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	EU			10 775 475.6 5/26/2011	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	AU			2010249115 5/9/2011	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	CN		102215718 10/12/2011	201080003223.3 5/13/2011	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	BR			PI10055240 6/20/2011	CVG Management Corporation

ADJUSTABLE SLIDING ARMREST	JP			2012-510978 5/26/2011	CVG Management Corporation

THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	US	8151933 04/10/2012	US 2010-0288582 A1 11/18/2010	12/778553 5/12/2010	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	MX	311467 7/17/2013		Mx/a/2010/005322 5/13/2010	CVG Management Corporation

THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	BR			PI11021527	CVG Management Corporation

THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	CN		102328701 01/25/2012	201110187357.1 5/12/2011	CVG Management Corporation

THERMALLY AND ACOUSTICALLY INSULATIVE VEHICLE FLOORING SYSTEM	IN			1638/CHE/2011 5/12/2011	CVG Management Corporation

VEHICLE SEAT SYSTEM	US	7510240 03/31/2009	US 2007-0096513 A1 05/03/2007	11/263763 10/31/2005	CVG Management Corporation

VEHICLE SEAT SYSTEM	US	7735917 06/15/2010	US 2009-0184545 A1 07/23/2009	12/411079 03/25/2009	CVG Management Corporation

MULTI-MATERIAL CABINET	US		US 2011-0089797 A1 04/21/2011	12/905516 10/15/2010	CVG Management Corporation

MULTI-MATERIAL CABINET	MX			MX/a/2010/011426 10/18/2010	CVG Management Corporation

FLOOR MAT	MX			MX/a/2010/005322 5/13/2010	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	US		US 2012-0006989 A1 01/12/2012	13/178077 07/07/2011	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	PCT		WO2022/006420 01/12/2012	PCT/US11/43188 07/07/2011	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	EP			11804336.3 12/31/2012	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	BY			20130144 2/6/2013	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	CN		103080711 5/1/2013	201180042041.1 2/28/2013	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	JP			2013-518828 1/8/2013	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	RU			2013104964 2/6/2013	CVG Management Corporation

INFRARED TEMPERATURE MEASUREMENT AND STABILIZATION THEROF	UA			201301407 2/6/2013	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	US		US-2012- 0003422-A1 01/05/2012	13/017719 01/31/2011	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	PCT		WO2012/003069 01/05/2012	PCT/US11/39481 06/07/2011	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	EP		2588306 5/8/2013	11801311.9 12/31/2012	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	BY			20130099 1/28/2013	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	CN		CN 103079806 A 1/5/2013	201180040892.2 2/22/2013	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	RU			2013103618 1/28/2013	CVG Management Corporation

LAYERED FLAME PROOF MATERIAL	UA			201300961 1/28/2013	CVG Management Corporation

AERODYNAMIC WHEEL COVER	US	8424956 4/23/2013		13/223994 9/1/2011	CVG Management Corporation

AERODYNAMIC WHEEL COVER	US			13/849070 3/22/2013	CVG Management Corporation

VEHICLE CAMERA SYSTEM	US		US 2012-0062741 A1 03/15/2012	13/047111 3/14/2011	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
RETRACTABLE BUNK	US	8424132 4/23/2013	US 2012-0054959 A1 03/08/2012	13/224012 9/1/2011	CVG Management Corporation

RETRACTABLE BUNK	PCT		WO2012/031182 03/08/2012	PCT/US11/50297 9/2/2011	CVG Management Corporation

RETRACTABLE BUNK	MX			MX/a/2013/002524 3/1/2013	CVG Management Corporation

RETRACTABLE BUNK	EP		2611654 7/10/2013	11822702.4 3/8/2013	CVG Management Corporation

RETRACTABLE BUNK	CA		2810569 3/8/2012	2810569 3/4/2013	CVG Management Corporation

RETRACTABLE BUNK	AU			2011295799 3/6/2013	CVG Management Corporation

RETRACTABLE BUNK	US			13/847792 3/20/2013	CVG Management Corporation

AERODYNAMIC TRUCK ROOF	US	D657717 04/17/2012		29/369691 9/11/2010	CVG Management Corporation

AERODYNAMIC TRUCK ROOF (A)	US	D666541 9/4/2012		29/369686 9/11/2010	CVG Management Corporation

VEHICLE WIND TURBINE	US		US 2012-0056428 A1 03/08/2012	13/224017 9/1/2011	CVG Management Corporation

VEHICLE WIND TURBINE	PCT		WO2012/0311184 03/08/2012	PCT/US11/50300 9/2/2011	CVG Management Corporation

VEHICLE WIND TURBINE	AU			2011295801 3/6/2013	CVG Management Corporation

VEHICLE WIND TURBINE	CA		2810554 3/8/2012	2810554 3/4/2013	CVG Management Corporation

VEHICLE WIND TURBINE	EP		2611640 7/10/2013	11822703.2 3/8/2013	CVG Management Corporation

VEHICLE WIND TURBINE	MX			MX/a/2013/002522 3/1/2013	CVG Management Corporation

VEHICLE SEAT	US	D651002 12/27/2011		29/358201 3/24/2010	CVG Management Corporation

VEHICLE SEAT	US	D651003 12/27/2011		29/358203 3/24/2010	CVG Management Corporation

VEHICLE SEAT	US	D651004 12/27/2011		29/358204 3/24/2010	CVG Management Corporation

VEHICLE SEAT	CA	137238 4/15/2011		137238 9/22/2010	CVG Management Corporation

VEHICLE SEAT	CA	137239 4/15/2011		137239 9/22/2010	CVG Management Corporation

VEHICLE SEAT	CA	137240 4/15/2011		137240 9/22/2010	CVG Management Corporation

VEHICLE SEAT	European Community	001758236-001 9/22/2010		001758236 9/22/2010	CVG Management Corporation

VEHICLE SEAT	European Community	001758301-001 9/22/2010		001758301 9/22/2010	CVG Management Corporation

VEHICLE SEAT	European Community	001758269-001 9/22/2010		001758269 9/22/2010	CVG Management Corporation

VEHICLE SEAT	MX			Mx/f/2010/002461 9/22/2010	CVG Management Corporation

VEHICLE SEAT	MX			Mx/f/2010/002460 9/22/2010	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
VEHICLE SEAT	MX			Mx/f/2010/002459 9/22/2010	CVG Management Corporation

THREE DIMENSIONAL FLOOR MAT	US	D651149 12/27/2011		29/369685 9/11/2010	CVG Management Corporation

CAMERA BEZEL	US	D666234 8/28/2012		29/369693 9/11/2011	CVG Management Corporation

MOLD RELEASE SHEET	US		US 2012-0080821 A1 04/05/2012	13/224499 9/2/2011	CVG Management Corporation

MOLD RELEASE SHEET	PCT		WO2012/031190 03/08/2012	PCT/US11/50311 9/2/2011	CVG Management Corporation

MOLD RELEASE SHEET	AU			2011295807 3/6/2013	CVG Management Corporation

MOLD RELEASE SHEET	CA		2810574 3/8/2012	2810574 3/4/2013	CVG Management Corporation

MOLD RELEASE SHEET	EP		2611586 7/10/2013	11822708.1 3/8/2013	CVG Management Corporation

MOLD RELEASE SHEET	MX			MX/a/2013/002520 3/1/2013	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	US		US 2012-0088089 A1 04/12/2012	13/224491 9/2/2011	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	PCT		2012/031188 03/08/2012	PCT/US11/50308	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	AU			2011295805 3/6/2013	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	CA		2810572 3/8/2012	2810572 3/4/2013	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	EP		2611608 7/10/2013	11822706.5 3/8/2013	CVG Management Corporation

RIGIDITY CONTROLLED FIBERGLASS	MX			MX/a/2013/002521 3/1/2013	CVG Management Corporation

OVERHEAD CONSOLE	US	D670231 11/6/2012		29/369692 9/11/2010	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	US		US 2012-0056442 A1 03/08/2012	13/224001 9/1/2011	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	PCT		WO2012/031180 03/08/2012	PCT/US11/50295 9/2/2011	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	AU			2011295797 3/6/2013	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	CA		2810560 3/8/2012	2810560 3/4/2013	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	EP		2611674 7/10/2013	11822701.6 3/8/2013	CVG Management Corporation

ADJUSTABLE CONSOLE AND MODULAR DASH	MX			MX/a/2013/002523 3/1/2013	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
TRUCK CAB	US		D651136 12/27/2011	29/369689 9/11/2010	CVG Management Corporation

RECLINER SEAT APPARATUS	US		US 2012-0054958 A1 03/08/2012	13/223975 9/1/2011	CVG Management Corporation

AERODYNAMIC WHEEL COVER	US	D651148 12/27/2011		29/369688 9/11/2010	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	US	8517482 8/27/2013		13/294658 11/11/2011	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	PCT			PCT/US11/60744 11/15/2011	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	US		US 2012-0224796 A1 9/6/2012	13/372886 2/14/2012	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	PCT		WO2012/112510 8/23/2012	PCT/US12/25002 2/14/2012	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	AU			2012217888 3/6/2013	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	CA		2810411 8/23/2012	2810411 3/4/2013	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	EP			12746903.9 3/8/2013	CVG Management Corporation

FRICTION CONTROLLED DRAWER SLIDE MECHANISM	MX			MX/a/2013/004532 4/23/2013	CVG Management Corporation

FORE-AFT VIBRATION ISOLATOR	US		US 2012-0187614 A1 7/26/2012	13/011421 1/21/2011	CVG Management Corporation

FORE-AFT SEAT ISOLATION	PCT		WO2012/099789 7/26/2012	PCT/US12/21227 01/13/2012	CVG Management Corporation

FORE-AFT SEAT ISOLATION	AU			2012207547 3/22/2013	CVG Management Corporation

FORE-AFT SEAT ISOLATION	CA		2811431 7/26/2012	2811431 3/14/2013	CVG Management Corporation

FORE-AFT SEAT ISOLATION	EP		2608989 7/3/2013	12737009.6 1/13/2013	CVG Management Corporation

FORE-AFT SEAT ISOLATION	MX			MX/a/2013/005033 5/3/2013	CVG Management Corporation

PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	US			13/407215 2/28/2012	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	PCT			PCT/US12/26955 2/28/2012	CVG Management Corporation

PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	AU			2012223450 3/22/2013	CVG Management Corporation

PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	CA		2811432 9/7/2012	2811432 3/14/2013	CVG Management Corporation

PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	EP		2619475 7/31/2013	12752658.0 3/28/2013	CVG Management Corporation

PNEUMATIC OPERATED FORE/AFT VIBRATION ISOLATOR LOCKING DEVICE	MX			MX/a/2013/005034 5/3/2013	CVG Management Corporation

MOLDED CONNECTION JOINT AND/OR HINGE	US			13/348299 01/11/2012	CVG Management Corporation

VEHICLE INTERIOR COMPONENT (LEFT)	US	D667026 9/11/2012		29/387620 3/15/2011	CVG Management Corporation

VEHICLE INTERIOR COMPONENT (RIGHT)	US	D673184 12/25/2012		29/387621 3/15/2011	CVG Management Corporation

VEHICLE ILLUMINATION SYSTEM AND METHOD THEREOF	US			13/420122 03/14/2012	CVG Management Corporation

VEHICLE LOWER DASH	US	D667849 9/25/2012		29/387622 3/15/2011	CVG Management Corporation

VEHICLE OVERHEAD CONSOLE	US	D667027 9/11/2012		29/387623 3/15/2011	CVG Management Corporation

FLOOR MANUFACTURING METHOD	US			13/420112 03/14/2012	CVG Management Corporation

FLOOR MANUFACTURING METHOD	MX			MX/a/2012/003229 03/15/2012	CVG Management Corporation

FLOOR MANUFACTURING METHOD	BR			BR1020120060116 03/16/2012	CVG Management Corporation

FLOOR MANUFACTURING METHOD (Continuation in Part)	US			13/626468 9/25/12	CVG Management Corporation

VEHICLE BODY STRUCTURE AND METHOD FOR MAKING SAME	US		US 2011-0245950 A1 10/6/2011	13/080656 4/5/2011	CVG Management Corporation

NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	US		US-2012- 0327410-A1 12/27/2012	13/167258 6/23/2011	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	PCT		WO2012/177317 12/27/2012	PCT/US12/34785 4/24/2012	CVG Management Corporation

NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	AU			2012273419 3/6/2013	CVG Management Corporation

NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	CA		2810577 12/27/2012	2810577 3/4/2013	CVG Management Corporation

NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	EP			12802372.8 3/8/2013	CVG Management Corporation

NON-CONTACT MEDIA DETECTION SYSTEM USING REFLECTION/ABSORBTION SPECTROSCOPY	MX			MX/a/2013/004670 4/25/2013	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	US		US 2012-0267930 A1 10/25/2012	13/453355 4/23/2012	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	PCT		2012/145744 10/26/2012	PCT/US12/34657 4/23/2012	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	AU			2012245203 3/22/2013	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	CA		2811439 10/26/2012	2811439 3/14/2013	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	EP		2608984 7/3/2013	12774859.8 3/28/2013	CVG Management Corporation

SEATING APPARATUS ADJUSTMENT SYSTEM	MX			MX/a/2013/005032 5/3/2013	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	US		20120286553A1 11/15/2012	13/467504 5/9/2012	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	PCT		2012/154829 11/15/2012	PCT/US12/37090 5/9/2012	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	AU			2012253539 3/22/2013	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	CA		2811433 11/15/2012	2811433 3/14/2013	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	EP		2608986 7/3/2013	12782211.2 5/9/2012	CVG Management Corporation

VEHICLE SEATING SYSTEM WITH PIVOTING STOP MECHANISM AND METHOD	MX			MX/a/2013/005036 5/3/2013	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	US			13/554653 7/20/2012	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	PCT			PCT/US12/47664 7/20/2012	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	AU			2012283846 3/22/2013	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	CA		2811447 1/24/2013	2811447 3/14/2013	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	EP			12814859.0	CVG Management Corporation

SAFETY INTEGRATED SEATING SYSTEMS	MX			MX/a/2013/005035 5/3/2013	CVG Management Corporation

APPARATUS ATTACHMENT SYSTEM	US		US-2013-0093234-A1 4/18/2013	13/408561 02/29/2012	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
LIGHTWEIGHT SYNTACTIC FOAMS FOR BLAST LITIGATION IN THERMAL/ACOUSTIC FLOORING	US		US-2013-0202874-A1 8/8/2013	13/567510 8/6/2012	CVG Management Corporation

BLAST PROTECTION	US			13/487961 6/4/2012	CVG Management Corporation

BLAST PROTECTION	PCT			PCT/US12/40730 6/4/2012	CVG Management Corporation

LOCK SYSTEM AND METHOD THEREOF	US		US-2013-0081435-A1 4/4/2013	13/471498 5/15/2012	CVG Management Corporation

ROADWATCH FIELD CALIBRATION UNIT	US			13/555715 7/23/2012	CVG Management Corporation

ROADWATCH FIELD CALIBRATION UNIT	PCT			PCT/US12/47970 7/24/2012	CVG Management Corporation

ROAD CONDITION TRACKING AND PRESENTATION	US			13/596761 8/28/2012	CVG Management Corporation

SURFACE DETECTION AND INDICATOR	US			13/892929 5/13/2013	CVG Management Corporation

[PROVISIONAL APPLICATION]	US			61/740209 12/20/2012	CVG Management Corporation

[PROVISIONAL APPLICATION]	US			61/769401 2/26/2013	CVG Management Corporation

[PROVISIONAL APPLICATION]	US			61/784105 3/14/2013	CVG Management Corporation

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
MID-RIDE INDICATOR	US			13/922642 6/20/2013	CVG Management Corporation

[PROVISIONAL APPLICATION]	US			61/789655 3/15/2013	CVG Management Corporation

[PROVISIONAL APPLICATION]	US			61/787239 3/15/2013	CVG Management Corporation

Owned by:

NATIONAL SEATING COMPANY

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	US	7152839 12/26/2006	20050156093A1 07/21/2005	11/079699 03/14/2005	National Seating Company

BASE ASSEMBLY FOR USE WITH A SUSPENSION SYSTEM OF A VEHICLE SEAT	US	5542638 08/06/1996		08/259475 06/14/1994	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	US	6866236 03/15/2005	US 2004-0159763 A1 08/19/2004	10/369357 02/18/2003	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	Canada	2515781 10/20/2009	2515781 09/02/2004	2515781 02/19/2003	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	China	80109811 04/29/2009	1751203 03/22/2006	2003801009811.5 02/19/2003	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	EPO	1597510 10/31/2007	EP1597510 09/02/2004	03716067.8 02/19/2003	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	Germany	60337484.0 6/15/2011		03716067.8 02/19/2003	National Seating Company

VEHICLE SEATING SYSTEM WITH IMPROVED VIBRATION ISOLATION	Mexico	273077 12/21/2009		PA/a/2005/008723 02/19/2003	National Seating Company

SPRING BIASED ROTARY AIR VALVE	US	5983940 11/16/1999		09/159036 09/23/1998	National Seating Company

SPRING BIASED ROTARY AIR VALVE	Canada	2250644 07/25/2006	04/21/1999	2250644 10/14/1998	National Seating Company

SPRING BIASED ROTARY AIR VALVE	Mexico	211458 11/19/2002		988703 10/20/1998	National Seating Company

Owned by:

SPRAGUE DEVICES, INC.

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	US	7389562 06/24/2008	20040244134 12/09/2004	10/771894 02/04/2004	Sprague Devices, Inc.

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
WINDSHIELD WIPER ASSEMBLY WITH TUBULAR FRAME MEMBER	Mexico	265465 3/27/2009		PA/a/2005/008279 02/04/2004	Sprague Devices, Inc.

FLUID AND AIR NOZZLE AND METHOD FOR CLEANING VEHICLE LENSES	US	6554210 04/29/2003	20020005440A1 1/17/2002	09/804681 03/12/2001	Sprague Devices, Inc.

TRACTION ENHANCING DEPLOYMENT SYSTEM	US	6206299 03/27/2001		09/293276 04/16/1999	Sprague Devices, Inc.

FLUID AND AIR NOZZLE FOR HEADLIGHT CLEANING	US	6199773 03/13/2001		09/451257 11/29/1999	Sprague Devices, Inc.

IMMINENT ICING CONDITION ENUNCIATOR	US	6166657 12/26/2000		09/110769 07/06/1998	Sprague Devices, Inc.

SYNCHRONIZATION SYSTEM FOR MOTORS	US	6147466 11/14/2000		09/223114 12/30/1998	Sprague Devices, Inc.

VEHICLE LIGHTING CONTROL SYSTEM	US	6456195 09/24/2002		09/141652 08/28/1998	Sprague Devices, Inc.

IMMINENT ICING CONDITION ENUNCIATOR	US	5796344 08/18/1998		08/596451 02/02/1996	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	US	5657929 08/19/1997		08/583343 01/05/1996	Sprague Devices, Inc.

AIR-LIQUID SYSTEM FOR CLEANING VEHICLE HEADLIGHT LENS AND SIMILAR SURFACES	Mexico	208101 06/13/2002		1998766 01/27/1998	Sprague Devices, Inc.

WINDSHIELD WIPER ASSEMBLY WITH ARM HEAD RETAINING MEANS	US	5634235 06/03/1997		08/685449 07/19/1996	Sprague Devices, Inc.

WINDSHIELD WASHER CONTROL SYSTEM	US	5551232 09/03/1996		08/347969 12/01/1994	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	US	5427012 06/27/1995		08/201788 02/25/1994	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Canada	2143408 11/30/2004	2143408 8/26/1995	2143408 02/24/1995	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Canada	2164030 02/13/2007	2164030	2164030 11/29/1995	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	UK	2286859 10/08/1997	2286859 8/30/1995	19953559 02/22/1995	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	UK	2295536 08/05/1998	2295536 6/5/1996	199524521 11/30/1995	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Mexico	249170 9/19/2007		19951086 02/23/1995	Sprague Devices, Inc.

ELECTRONICALLY CONTROLLED FLUID POWERED MOTOR	Mexico	193187 08/30/1999		955012 11/30/1995	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	US	5637927 06/10/1997		08/628272 04/05/1996	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	Canada	2180861 10/02/2001		2180861 07/09/1996	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	UK	2311875 02/10/1999	2311875 10/8/1997	199616124 08/01/1996	Sprague Devices, Inc.

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	UK	2318429 02/10/1999	2318429 4/22/1998	199725176 08/01/1996	Sprague Devices, Inc.

DEVICE FOR SWITCHING CONTROL OF VEHICLE ACCESSORIES BETWEEN VEHICLE CONTROL STATIONS	Mexico	197436 7/11/2000		971415 02/25/1997	Sprague Devices, Inc.

AIR DIRECTION CONTROL MEANS FOR VEHICLE CLIMATE CONTROL MEANS	US	5281049 01/25/1994		07/868471 04/14/1992	Sprague Devices, Inc.

Owned by:

CVG ALABAMA LLC

Title	Country	Patent No. Issue Date	Pub. No./ Pub. Date	Applic. No./ Filing Date	Owner
ADJUSTABLE LUMBAR SUPPORT	Canada	2174419 2/1/2000	2174419	2174419 8/28/1995	Bostrom Seating, Inc.[1]

ADJUSTABLE LUMBAR SUPPORT	US	5567010 10/22/1996		08/297312 8/29/1994	CVG Alabama LLC

VEHICLE SEAT FRAME AND BELT ASSEMBLY	US	6767055 7/27/2004		10/374952 2/25/2003	CVG Alabama LLC

TRUCK SEAT SUSPENSION	PCT		WO2008/082649 7/10/2008	PCT/US2007/026480 12/28/2007	Bostrom Seating, Inc.

TRUCK SEAT SUSPENSION	Mexico			MX/a/2009/006914 6/24/2009	Bostrom Seating, Inc.

[1]	Bostrom Seating Inc. was acquired by CVG Alabama, LLC on January 28, 2011. The above noted patents were acquired by CVG Alabama, LLC as part of the acquisition. An Assignment was executed and has been recorded at the U.S. PTO, recordation of the assignment is still pending for international jurisdictions.

4.	Trademarks:

Owned by:

COMMERCIAL VEHICLE GROUP, INC.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
US	GSX-3000	77/573007 09/18/2008	4286382 2/5/2013	Commercial Vehicle Group, Inc.

International Register	GSX-3000	1091963 9/9/2011	1091963 9/9/2011	Commercial Vehicle Group, Inc.

Australia	GSX-3000	1091963 9/9/2011	1091963 9/9/2011	Commercial Vehicle Group, Inc.

EU	GSX-3000	1091963 9/9/2011	1091963 9/9/2011	Commercial Vehicle Group, Inc.

Japan	GSX-3000	1091963 9/9/2011	1091963 9/9/2011	Commercial Vehicle Group, Inc.

Brazil	GSX-3000	840028032 2/14/2012		Commercial Vehicle Group, Inc.

India	GSX-3000	2058520 11/24/2010		Commercial Vehicle Group, Inc.

US		77/351408 12/13/2007	3563355 01/20/2009	Commercial Vehicle Group, Inc.

US	MOTO MIRROR	75/274146 04/14/1997	2171097 07/07/1998	Commercial Vehicle Group, Inc.

US	COMFORTEK	77/733983 05/11/2009	4109192 03/06/2012	Commercial Vehicle Group, Inc.

US	MOTO MIRROR PLUS	75/225022 01/13/1997	2185420 09/01/1998	Commercial Vehicle Group, Inc.

US	CVG COMMERCIAL VEHICLE GROUP	78/380087 03/08/2004	3108626 06/27/2006	Commercial Vehicle Group, Inc.

International Register	CVG COMMERCIAL VEHICLE GROUP	868556 08/09/2004	868556 08/09/2004	Commercial Vehicle Group, Inc.

Australia	CVG COMMERCIAL VEHICLE GROUP & Design	868556 03/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
Benelux	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

China	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

Germany	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

Japan	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

Poland	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

Sweden	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 09/08/2004	Commercial Vehicle Group, Inc.

UK	CVG COMMERCIAL VEHICLE GROUP & Design	868556 09/08/2004	868556 06/21/2004	Commercial Vehicle Group, Inc.

Turkey	CVG COMMERCIAL VEHICLE GROUP & Design	868556 03/16/2010	868556 3/16/2010	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP & Design	676042 09/08/2004	885997 06/16/2005	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP & Design	676040 09/08/2004	885480 06/14/2005	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP & Design	676041 09/08/2004	1069667 10/30/2008	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP & Design	676043 09/08/2004	885809 06/15/2005	Commercial Vehicle Group, Inc.

Mexico	CVG (and Design)	1086134 4/30/2010	1182583 4/30/2010	Commercial Vehicle Group, Inc.

Mexico	CVG (and Design)	1086130 4/30/2010	1239218 9/22/2011	Commercial Vehicle Group, Inc.

Mexico	CVG (and Design)	1086131 4/30/2010	1185779 4/30/2010	Commercial Vehicle Group, Inc.

Mexico	CVG (and Design)	1086137 4/30/2010	1166734 4/30/2010	Commercial Vehicle Group, Inc.

India	CVG (and Design)	1974973 6/3/2010	1011677 5/19/2011	Commercial Vehicle Group, Inc.

India	CVG (and Design)	2292808 02/21/2012		Commercial Vehicle Group, Inc.

India	CVG (and Design)	2267032 01/16/2012		Commercial Vehicle Group, Inc.

India	CVG (and Design)	2267033 01/16/2012		Commercial Vehicle Group, Inc.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
India	CVG (and Design)	2267034 01/16/2012		Commercial Vehicle Group, Inc.

US	CVG (and Design)	77/983551 03/24/2010		Commercial Vehicle Group, Inc.

US	CVG (and Design)	77/967437 03/24/2010		Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	1087654 05/07/2010	1240421 9/28/2011	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	1086656 05/07/2010	1196923 1/17/2011	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	1086129 04/30/2010	1182405 9/30/2010	Commercial Vehicle Group, Inc.

Mexico	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	1086127 04/30/2010	1182404 9/30/2010	Commercial Vehicle Group, Inc.

India	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	1974974 6/3/2010		Commercial Vehicle Group, Inc.

India	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	2267035 01/16/2012		Commercial Vehicle Group, Inc.

India	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	2267036 01/16/2012		Commercial Vehicle Group, Inc.

India	CVG COMMERCIAL VEHICLE GROUP, INC. (and Design)	2267037 01/16/2012		Commercial Vehicle Group, Inc.

Mexico	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	1086122 04/30/2010	1180748 4/30/2010	Commercial Vehicle Group, Inc.

Mexico	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	1086120 04/30/2010	1185778 4/30/2010	Commercial Vehicle Group, Inc.

Mexico	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	1086112 04/30/2010	1180748 4/30/2010	Commercial Vehicle Group, Inc.

Mexico	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	1086116 04/30/2010	1200028 4/30/2010	Commercial Vehicle Group, Inc.

India	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	1974975 6/3/2010		Commercial Vehicle Group, Inc.

India	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	2267038 1/16/2012		Commercial Vehicle Group, Inc.

India	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	2267039 1/16/2012		Commercial Vehicle Group, Inc.

India	COMMERCIAL VEHICLE GROUP, INC. (Word Only)	2267040 1/16/2012		Commercial Vehicle Group, Inc.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
India	FLAMETEK (Stylized)	2058519 11/24/2010		Commercial Vehicle Group, Inc.

US	FLAMETEK (Stylized Design)	77/950672 03/04/2010		Commercial Vehicle Group, Inc.

Australia	MOTO MIRROR	1243977 06/02/2008	1243977 06/02/2008	Commercial Vehicle Group, Inc.

Canada	MOTO MIRROR	1386479 03/07/2008	787101 1/13/2011	Commercial Vehicle Group, Inc.

Mexico	MOTO MIRROR	1048234 11/17/2009	1178837 11/17/2009	Commercial Vehicle Group, Inc.

Australia		731907 04/09/1997	731907 04/09/1997	Commercial Vehicle Group, Inc.

Canada	MOTO MIRROR & Design	0841627 04/30/1997	496171 06/16/1998	Commercial Vehicle Group, Inc.

Mexico	MOTO MIRROR & Design	291918 04/10/1997	614348 06/21/1999	Commercial Vehicle Group, Inc.

India	SPRAGUE DEVICES	2058513 11/24/210	1057873 9/5/2012	Commercial Vehicle Group, Inc.

India	SPRAGUE DEVICES (and Design)	2058515 11/24/2010	1073429 9/3/2012	Commercial Vehicle Group, Inc.

India	SPRAGUE DEVICES (and Design and Color)	2058514 11/24/2010	1073902 9/5/2012	Commercial Vehicle Group, Inc.

India	NATIONAL SEATING	2058516 11/16/2010		Commercial Vehicle Group, Inc.

US	TRAKTEK (& Design)	85/527467 1/27/2012		Commercial Vehicle Group, Inc.

US	TRAKTEK (Word Only)	85/527465 1/27/2012		Commercial Vehicle Group, Inc.

Owned by:

MAYFLOWER VEHICLE SYSTEMS, LLC

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
US	MAYFLOWER	78/114104 03/11/2002	2797473 12/23/2003	Mayflower Vehicle Systems, LLC

US	MAYFLOWER DESIGN	78/159133 08/29/2002	2781928 11/11/2003	Mayflower Vehicle Systems, LLC

Owned by:

NATIONAL SEATING COMPANY

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
US	EASY AIRE	77/767410 06/24/2009	3823895 07/27/2010	National Seating Company

US	CUSH-N-AIRE	73/510052 11/23/1984	1340589 06/11/1985	National Seating Company

US	CHUGGER SNUBBER	72/379153 12/21/1970	0933827 05/16/1972	National Seating Company

US	RS ROAD SCAN (and Design)	77/942121 02/23/2010	3856398 10/5/2010	National Seating Company

Turkey	RS ROAD SCAN (and Design)	1033145 03/04/2010	1033145 03/04/2010	National Seating Company

US	ROAD SCAN	77/942224 02/23/2010	3856402 10/5/2010	National Seating Company

Turkey	ROAD SCAN	1032791 03/04/2010	1032791 3/4/2010	National Seating Company

US	NATIONAL SEATING	85/761402 10/23/2012		National Seating Company

Owned by:

SPRAGUE DEVICES, INC.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Owner
US	AIR-PUSH	72/315270 12/26/1968	0876384 09/09/1969	Sprague Devices, Inc.

US	SPRAGUE DEVICES	74/165295 05/10/1991	1727180 10/27/1992	Sprague Devices, Inc.

US	M3 CLUTCH	74/528750 05/24/1994	1911257 08/15/1995	Sprague Devices, Inc.

US	ROADWATCH	75/093148 04/23/1996	2159429 05/19/1998	Sprague Devices, Inc.

US	SPRA-KLEER	75/633885 02/04/1999	2323981 02/29/2000	Sprague Devices, Inc.

US	CAMERAWASH	78/250480 05/15/2003	2890577 09/28/2004	Sprague Devices, Inc.

US	ROADWATCH 3	78/250521 05/15/2003	2908310 12/07/2004	Sprague Devices, Inc.

US	ROADWATCH SS ROADWATCH SAFETY SYSTEM	78/974111 09/14/2006	3268437 07/24/2007	Sprague Devices, Inc.

Canada	AIR PUSH	0419184 12/21/1977	TMA239182 01/18/1980	Sprague Devices, Inc.

Mexico	AIR PUSH	24971 11/08/1968	148448 11/08/1968	Sprague Devices, Inc.

Mexico	SPRAGUE & Design	24970 11/08/1968	147923 11/08/1968	Sprague Devices, Inc.

Australia	SPRAGUE & Design	B314132 12/19/1977	314132 12/19/1977	Sprague Devices, Inc.

*	The Mexican registrations for AIR PUSH and SPRAGUE (and Device) are still listed at the Mexico Trademark Office as being in the name of Echlin, Inc. Echlin, Inc. was a predecessor in interest in these marks.

Owned by:

TRIM SYSTEMS OPERATING CORP.

Jurisdiction	Mark	Application Ser. No./ Filing Date	Registration No. / Registration Date	Record Owner
Canada	O3 & Design	0836270 02/11/1997	504261 11/18/1998	Tempress, Inc.[2]

Canada	THE HAPPY OZONE MOLECULE AND DESIGN	0836272 02/11/1997	495502 05/29/1998	Tempress, Inc.

Canada	T-RIM	0824711 09/30/1996	504116 11/16/1998	Tempress, Inc.

Canada	T-SKIN	0824707 09/30/1996	489645 02/10/1998	Tempress, Inc.

Canada	VCR	0828758 11/13/1996	520283 12/06/1999	Tempress, Inc.

[2]	Tempress, Inc. merged into Trim Systems Operating Corp., surviving as Trim Systems Operating Corp., on September 15, 2004. Official records still show Tempress, Inc. as owner.

Owned by:

CVG ALABAMA LLC

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Record Owner
Mexico	BOSTROM ASTA	994859 3/11/2009	1111482 7/22/2009	Bostrom Seating, Inc.[3]

Canada	BOSTROM PRO RIDE	1460288 11/24/2009	826767 6/20/2012	CVG Alabama LLC

Madrid Protocol	BOSTROM PRO RIDE	1042864 6/9/2010	1042864 6/9/2010	Bostrom Seating, Inc.

China	BOSTROM PRO RIDE	1042864 6/9/2010	1042864 6/9/2010	Bostrom Seating, Inc.

European Community	BOSTROM PRO RIDE	1042864 6/9/2010	1042864 6/9/2010	Bostrom Seating, Inc.

Russian Federation	BOSTROM PRO RIDE	1042864 6/9/2010	1042864 6/9/2010	Bostrom Seating, Inc.

US	BOSTROM PRO RIDE	76/700770 12/10/2009	4210233 9/12/2012	CVG Alabama LLC

Mexico	BOSTROM PRO RIDE	1049535 11/24/2009	1133971 11/24/2009	Bostrom Seating, Inc.

Canada	BOSTROM SIGNATURE SERIES	1381954 2/4/2008	787794 1/18/2011	CVG Alabama LLC

Mexico	BOSTROM SIGNATURE SERIES	914977 2/19/2008	1053249 8/11/2008	Bostrom Seating, Inc.

US	BOSTROM SIGNATURE SERIES	76/686690 2/11/2008	3715599 11/24/2009	CVG Alabama LLC

Canada	BOSTROM SIGNATURE SERIES PATRIOT	1390363 3/31/2008	787813 1/18/2011	CVG Alabama LLC

US	BOSTROM SIGNATURE SERIES PATRIOT	76/688136 3/28/2008	3715601 11/24/2009	CVG Alabama LLC

US	BOSTROM SEATING	75/210932 12/10/1996	2170890 7/7/1998	CVG Alabama LLC

US	VIKING-T-BAR	72/301376 6/25/1968	0869972 5/27/1969	CVG Alabama LLC

US	BOSTROM	72/291452 2/19/1968	0875351 8/19/1969	CVG Alabama LLC

US	BOSTROM	72/291792 2/23/1968	0871174 6/17/1969	CVG Alabama LLC

Germany	BOSTROM	B18462 7/17/1959	727182 8/28/1958	CVG Alabama LLC

[3]	Bostrom Seating, Inc. was acquired by CVG Alabama, LLC on January 28, 2011. The above noted trademarks were acquired by CVG Alabama, LLC as part of the acquisition. An Assignment was executed and has been recorded at the U.S. PTO, Canada, Denmark, Finland, Germany, Japan, Switzerland, and the United Kingdom. Recordation of the assignment is still pending for those registrations in Mexico, China, European Community, Russian Federation, Portugal, Norway, Spain, France, and Australia.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Record Owner
Finland	BOSTROM	763/81 2/9/1981	84403 2/21/1983	CVG Alabama LLC

Denmark	BOSTROM	VA 1981 00774 2/19/1981	VR 1981 03232 10/30/1981	CVG Alabama LLC

UK	BOSTROM	975370 5/25/1971	975370 7/19/1973	CVG Alabama LLC

Australia	BOSTROM	247687 4/19/1971	247687 4/19/1971	Bostrom Seating, Inc.

US	BOSTROM (& Design)	72/002279 2/8/1956	0638335 12/11/1956	CVG Alabama LLC

Japan	BOSTROM (Roman Characters)	1032354 9/10/1983	1032354 9/10/1983	CVG Alabama LLC

Japan	VIKING T-BAR (Katakana)	1960117 6/16/1987	1960117 6/16/1987	CVG Alabama LLC

US	PARABAR II	74/509868 4/7/1994	2077822 7/8/1997	CVG Alabama LLC

New Zealand	VIKING	107815 4/4/1974	107815 5/19/1975	CVG Alabama LLC

New Zealand	BOSTROM	107811 4/4/1974	107811 11/15/1977	CVG Alabama LLC

Canada	VIKING T-BAR	0330113 2/13/1970	177753 8/20/1971	CVG Alabama LLC

Canada	BOSTROM VIKING T-BAR	0312352 4/9/1968	169671 6/19/1970	CVG Alabama LLC

Canada	BOSTROM	0892327 10/5/1998	519851 11/25/1999	CVG Alabama LLC

Canada	BOSTROM SEATING	0892326 10/5/1998	526030 3/29/2000	CVG Alabama LLC

Canada	BOSTROM (& Design – Helmet)	483792 3/15/1982	278281 3/31/1983	CVG Alabama LLC

UK	BOSTROM VIKING	1207019 11/11/1983	1207019 11/11/1969	CVG Alabama LLC

Mexico	BOSTROM SEATING	721233 6/19/2000	721233 10/31/2001	Bostrom Seating, Inc.

Canada	VIKING	0316548 9/30/1968	163845 7/11/1969	CVG Alabama LLC

Mexico	BOSTROM	678954 6/19/2000	678954 11/28/2000	Bostrom Seating, Inc.

Portugal	VIKING	190601 4/10/1984	190601 4/10/1984	Bostrom Seating, Inc.

Portugal	BOSTROM	190602 9/27/1983	190602 9/27/1983	Bostrom Seating, Inc.

Norway	BOSTROM	19810466 2/17/1981	113818 5/5/1983	Bostrom Seating, Inc.

Spain	BOSTROM	M0798358 9/11/1975	M0798358 11/16/1977	Bostrom Seating, Inc.

Switzerland	BOSTROM (& Design)	01140/1982 3/8/1982	2P-317.688 8/12/1982	CVG Alabama LLC

Switzerland	VIKING (Stylized)	01441/1982 3/8/1982	2P-319187 3/8/1962	CVG Alabama LLC

Australia	VIKING	247688 4/19/1971	247688 4/19/1971	Bostrom Seating, Inc.

France	BOSTROM	033244976 2/13/2004	033244976 2/13/2004	Bostrom Seating, Inc.

US	LIBERTY	76/545873 9/22/2003	2959076 6/7/2005	CVG Alabama LLC

Australia	FREEDOM XC	1029729 11/12/2004	1029729 11/12/2004	Bostrom Seating, Inc.

Australia	LIBERTY XC	1029730 11/12/2004	1029730 11/12/2004	Bostrom Seating, Inc.

Jurisdiction	Mark	Application Ser. No. / Filing Date	Registration No. / Registration Date	Record Owner
Australia	WIDE RIDE XC	1029731 11/12/2004	1029731 11/12/2004	Bostrom Seating, Inc.

UK	WIDE RIDE XC	UK00002373614 9/22/2004	UK00002373614 9/22/2004	CVG Alabama LLC

Switzerland	WIDE RIDE XC	57594/2004 11/5/2004	531832 3/22/2005	CVG Alabama LLC

UK	C-SERIES	UK00002373315 9/17/2004	UK00002373315 9/17/2004	CVG Alabama LLC

Switzerland	C-SERIES	57593/2004 11/5/2004	531872 3/22/2005	CVG Alabama LLC

[3]	Bostrom Seating, Inc. was acquired by CVG Alabama, LLC on January 28, 2011. The above noted trademarks were acquired by CVG Alabama, LLC as part of the acquisition. An Assignment was executed and has been recorded at the U.S. PTO, Canada, Denmark, Finland, Germany, Japan, Switzerland, and the United Kingdom. Recordation of the assignment is still pending for those registrations in Mexico, China, European Community, Russian Federation, Portugal, Norway, Spain, France, and Australia.

5.	Trade Names

COMMERCIAL VEHICLE GROUP INC.

Trade Name	Goods	Owner
BOOT SAVER	Rubber and plastics hose and belting	Commercial Vehicle Group Inc.

CVG	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

FISH-ON	Automotive stampings	Commercial Vehicle Group Inc.

MAYFLOWER VEHICLE SYSTEMS	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

MOTO MIRROR	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

MWC	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

O3	Electric housewares and fans	Commercial Vehicle Group Inc.

O3 THE HAPPY OZONE MOLECULE	Sporting and athletic goods	Commercial Vehicle Group Inc.

ROADWATCH	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

T-RIM	Automotive stampings	Commercial Vehicle Group Inc.

TACKLE HATCH	Apparel and accessories	Commercial Vehicle Group Inc.

CLEARVIEW	Motor vehicle parts and accessories	Commercial Vehicle Group Inc.

KEYFREE	Communications equipment	Commercial Vehicle Group Inc.

SCHEDULE 9.1.14

ENVIRONMENTAL MATTERS

None.

SCHEDULE 9.1.15

BURDENSOME CONTRACTS

None.

SCHEDULE 9.1.16

LITIGATION

None.

SCHEDULE 9.1.18

PENSION PLAN DISCLOSURES

1.	KAB Seating Limited participates in a pension scheme called the KAB Pension Scheme (the “Scheme”). The Scheme has a defined benefits section that was closed to future accrual on April 6, 2006.

2.	On certain actuarial bases, the Scheme is understood to have been and to be currently underfunded. As of December 31, 2007, on a FASB 158 basis, the Scheme was underfunded by approximately $11,427,000. Total assets as of December 31, 2007 were $35,649,000 and total liabilities were $47,067,000.

SCHEDULE 9.1.20

LABOR CONTRACTS

Obligors are party to or bound by the following collective bargaining agreements:

1.	Collective bargaining agreement by and between Commercial Vehicle Group, Inc. and International Union, United Automobile, Aerospace and Agricultural Workers of America U.A.W. Local 1379, covering the period May 1, 2006 to April 30, 2010.

2.	Collective bargaining agreement by and between Commercial Vehicle Group, Inc. and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC Local 9419, covering the period May 1, 2008 to February 28, 2011.

3.	Collective bargaining agreement by and between CVG CS S. de R.L. de C.V. and CROC (Confederation Revolucionaria de Obreros Campesinos or Revolutionary Confederation of Workers and Peasants) Sindicato de Trabajadores En Oficios Varios de Tepatitlan De Morelos, Jalisco, covering the period October 2008 to September 2009.

4.	Collective bargaining agreement by and between KAB Seating Limited and UNITE, covering the period April 2008 to March 2009.

5.	Collective bargaining agreement by and between MWC de Mexico S. de R.L. de C.V. and CTM (Asociacion Sindical de Obreros y Obreras en empresas maquiladoras, armadoras y fabricantes de Agua Prieta), covering the period January 1, 2008 to December 31, 2008.

6.	Collective bargaining agreement by and between C.I.E.B. Kahovec, s. r. o. and Basic organization OS KOVO of the company C.I.E.B. Kahovec, s. r. o., represented by Mr Jaromír Šebetka, covering the period January 1, 2008 to December 31, 2008.

SCHEDULE 10.2.1

EXISTING DEBT

1.	Capital leases:

Borrower or Subsidiary Lessee	Description of Property subject to Capital Lease	Term
Cisco Systems	IT Equipment/software	05/8/13-3/8/16

2.	Intercompany Loans:

Intercompany borrower	Intercompany lender	Amount Outstanding
PEKM Kabeltechnik s.r.o.	CVG Management Corporation	$2,900,872

PEKM Kabeltechnik s.r.o.	CVG Management Corporation	$950,786

PEKM Kabeltechnik s.r.o.	Commercial Vehicle Group, Inc	$1,766,689

PEKM Kabeltechnik s.r.o.	Commercial Vehicle Group, Inc	$2,267,156

PEKM Kabeltechnik s.r.o.	CVG Czech I s.r.o.	$737,230

Comercial Vehicle Group Mexico S. de R.L. de C.V.	Commercial Vehicle Group, Inc	$700,000

Comercial Vehicle Group Mexico S. de R.L. de C.V.	Commercial Vehicle Group, Inc	$500,000

Comercial Vehicle Group Mexico S. de R.L. de C.V.	Commercial Vehicle Group, Inc	$500,000

CVG Global Sarl	Commercial Vehicle Group, Inc	$538,575

CVG Ukraina	PEKM Kabeltechnik s.r.o.	€2,000,000

PEKM Kabeltechnik s.r.o.	C.I.E.B. Kahovec, spol. s.r.o.	CZK 17,850,000

PEKM Kabeltechnik s.r.o.	C.I.E.B. Kahovec, spol. s.r.o.	CZK 47,000,000

3.	Letters of Credit:

Applicant	Beneficiary	LC Provider	LC Number	Expiry
Commercial Vehicle Group, Inc.	Sentry Insurance	Bank of America	68032749	12/31/13

Commercial Vehicle Group, Inc.	Ohio Bureau of Workers Comp	Bank of America	68051998	7/28/14

Commercial Vehicle Group, Inc.	Alianza Avante	Bank of America	68055438	12/15/13

4.	Commercial Vehicle Group, Inc.’s 7.875% Senior Notes Due 2019 and related guarantees and any renewal, extension, amendment, restatement, modification or refinancing of the obligations thereunder.

SCHEDULE 10.2.2

EXISTING LIENS

1.	UCC filings:

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
NC - Secretary of State Through: 11/06/2008	UCC	20040080685E 8/12/04	CABARRUS PLASTICS, INC.	U.S. Bancorp Equipment Finance, Inc. – Plastics Equipment Group	Specific equipment

NC - Secretary of State Through: 11/06/2008	UCC	20040083569J 8/20/04	CABARRUS PLASTICS, INC.	MHI Injection Molding Machinery, Inc.	Specific equipment

NC - Secretary of State Through: 11/06/2008	UCC	20070074025J 8/1/07	CABARRUS PLASTICS, INC.	UBE Machinery Inc.	Specific equipment

NC - Secretary of State Through: 11/06/2008	UCC	20070074032G 8/1/07	CABARRUS PLASTICS, INC.	UBE Machinery Inc.	Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	43451988 12/8/04	Commercial Vehicle Group, Inc.	Greater Bay Bank N.A.	Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	50361973 2/2/05	Commercial Vehicle Group, Inc.	NMHG Financial Services, Inc.	Specific leased equipment

DE - Secretary of State Through: 10/31/2008	UCC	52144815 7/13/05	Commercial Vehicle Group, Inc.	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	52354620 8/1/05	Commercial Vehicle Group, Inc.	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	61925247 6/7/06	Commercial Vehicle Group, Inc.	IOS Capital	Specific leased equipment Filed for precautionary purposes

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	UCC	62002665 6/13/06	Commercial Vehicle Group, Inc.	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	72627494 7/12/07	Commercial Vehicle Group, Inc.	Toyota Motor Credit Corporation	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	72664810 7/16/07	Commercial Vehicle Group, Inc.	Toyota Motor Credit Corporation	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	80459147 2/7/08	Commercial Vehicle Group, Inc.	IKON Financial Svcs	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	80568723 2/15/08	Commercial Vehicle Group, Inc.	NMHG Financial Services, Inc.	Specific leased equipment

DE - Secretary of State Through: 10/31/2008	UCC	82454500 7/17/08	Commercial Vehicle Group, Inc.	IKON Financial Svcs	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	40527681 12/25/04	Mayflower Vehicle Systems, Inc.	Riviera Tool Company	Specific equipment

DE - Secretary of State Through: 10/31/2008	ASSIGN	50445024 2/8/05	CVG Acquisition LLC	Riviera Tool Company	Assignment of financing statement No. 40527681 from original Debtor (Mayflower Vehicle Systems, Inc.) to: CVG Acquisition LLC (filed by original Debtor)

DE - Secretary of State Through: 10/31/2008	UCC	42464453 9/1/04	Mayflower Vehicle Systems, Inc.	Fab-All Manufacturing, Inc.	Specific equipment

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	AMEND	42464842 9/1/04	Mayflower Vehicle Systems, Inc.	Fab-All Manufacturing, Inc.	Amendment to financing statement No. 42464453 restating collateral

DE - Secretary of State Through: 10/31/2008	ASSIGN	50445040 2/8/05	CVG Acquisition LLC	Fab-All Manufacturing, Inc.	Assignment of financing statement No. 42464453 from original Debtor (Mayflower Vehicle Systems, Inc.) to: CVG Acquisition LLC (filed by original Debtor)

DE - Secretary of State Through: 10/31/2008	UCC	50469701 2/10/05	Mayflower Vehicle Systems, Inc.	NMHG Financial Services, Inc.	“In lieu of” filing to continue effectiveness of the following financing statement: Huron County, OH; File No: 000083333; 10/10/00

DE - Secretary of State Through: 10/31/2008	AMEND	50822487 3/15/05	Mayflower Vehicle Systems, LLC	NMHG Financial Services, Inc.	Amendment to financing statement No. 50469701 amending Debtor’s name from Mayflower Vehicle Systems, Inc. to: Mayflower Vehicle Systems, LLC

DE - Secretary of State Through: 10/31/2008	UCC	50469750 2/10/05	Mayflower Vehicle Systems, Inc.	First Capital Leasing – Leasing One Corporation	“In lieu of” filing to continue effectiveness of the following financing statement: Belmont County, OH; File No: 20000001727; 12/5/00

DE - Secretary of State Through: 10/31/2008	AMEND	50822461 3/15/05	Mayflower Vehicle Systems, LLC	First Capital Leasing – Leasing One Corporation	Amendment to financing statement No. 50469750 amending Debtor’s name from Mayflower Vehicle Systems, Inc. to: Mayflower Vehicle Systems, LLC

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	UCC	50495789 2/11/05	Mayflower Vehicle Systems, Inc.	Sterling Bank & Trust	“In lieu of” filing to continue effectiveness of the following financing statement: Cleveland County; File No: 000877; 7/28/00

DE - Secretary of State Through: 10/31/2008	AMEND	50822479 3/15/05	Mayflower Vehicle Systems, LLC	Sterling Bank & Trust	Amendment to financing statement No. 50495789 amending Debtor’s name from Mayflower Vehicle Systems, Inc. to: Mayflower Vehicle Systems, LLC

DE - Secretary of State Through: 10/31/2008	UCC	50814815 3/15/05	Mayflower Vehicle Systems, Inc.	GFC Leasing, A Division of Gordon Flesch Company, Inc.	“In lieu of” filing to continue effectiveness of the following financing statement: Huron County, OH; File No: 000082659; 4/24/00

DE - Secretary of State Through: 10/31/2008	AMEND	50822404 3/15/05	Mayflower Vehicle Systems, LLC	GFC Leasing, A Division of Gordon Flesch Company, Inc.	Amendment to financing statement No. 50814815 amending Debtor’s name from Mayflower Vehicle Systems, Inc. to: Mayflower Vehicle Systems, LLC

IA - Secretary of State Through: 11/07/2008	UCC	E599388 4/21/04	Monona Wire Corporation	US Bancorp	Specific leased equipment Filing for informational purposes only

DE - Secretary of State Through: 10/31/2008	UCC	41531468 5/14/04	National Seating Company	Safeco Credit Co. Inc. DBA Safeline Leasing	“In-Lieu” financing statement to continue the effectiveness of: TN SOS; File No: 993-050571; 10/5/99 Specific leased equipment Filed for precautionary purposes

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	UCC	42280719 8/12/04	National Seating Company	American Packaging Capital, Inc.	Specific leased equipment

DE - Secretary of State Through: 10/31/2008	UCC	42625202 9/20/04	National Seating Company	Safeco Credit Co. Inc. DBA Safeline Leasing	“In-Lieu” financing statement to continue the effectiveness of: TN SOS; File No: 993-050572; 10/5/99 Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	50020900 1/4/05	National Seating Company	De Lage Landen Financial Services, Inc.	Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	50319393 1/28/05	National Seating Company	De Lage Landen Financial Services, Inc.	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	53162006 10/5/05	National Seating Company	CIT Group/Specific equipment Financing, Inc.	“In-Lieu of Continuation” for the following: TN SOS; File No: 101012025; 1/8/01 Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	60241570 1/20/06	National Seating Company	Citicapital Commercial Leasing Corporation	“In-Lieu of Continuation” for the following: TN SOS; File No: 101-015202; 1/30/01 Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	62440584 7/14/06	National Seating Company	De Lage Landen Financial Services, Inc.	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	72754199 7/23/07	National Seating Co	US Bancorp	Specific leased equipment Filed for informational purposes only

DE - Secretary of State Through: 10/31/2008	UCC	71232932 4/3/07	Sprague Devices, Inc.	Citicorp Vendor Finance, Inc.	Specific leased equipment Filed for notification purposes only

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	UCC	21709405 6/13/02	Trim Systems, LLC	Dell Financial Services, L.P.	Specific leased equipment

DE - Secretary of State Through: 10/31/2008	CONT	71735462 5/8/07	Trim Systems, LLC	Dell Financial Services, L.P.	Continuation of financing statement No. 21709405

DE - Secretary of State Through: 10/31/2008	UCC	40647927 3/8/04	Trim Systems, L.L.C.	Toyota Motor Credit Corporation	Specific leased equipment Filed as a precaution

DE - Secretary of State Through: 10/31/2008	UCC	41543661 4/12/04	Trim Systems, L.L.C.	Toyota Motor Credit Corporation Vesco Industrial Trucks of Hickory, Inc.	Specific leased equipment Filed as a precaution

DE - Secretary of State Through: 10/31/2008	UCC	42934943 10/19/04	Trim Systems, Inc.	Toyota Motor Credit Corporation	Specific equipment

DE - Secretary of State Through: 10/31/2008	UCC	41694431 6/2/04	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	41981150 7/13/04	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	42907758 10/7/04	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	50545468 2/11/05	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	51463646 4/29/05	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

Jurisdiction	Filing Type	Date and File Number	Debtor	Secured Party	Collateral Description
DE - Secretary of State Through: 10/31/2008	UCC	52869015 9/16/05	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

DE - Secretary of State Through: 10/31/2008	UCC	53231645 10/19/05	Trim Systems Operating Corp	IOS Capital	Specific leased equipment Filed for precautionary purposes

2.	Mortgage on property located at 301 West Spruce Street, Monona, IA 52159 made by Monona Wire Corporation in favor of the City of Monona.

3.	Mortgage on property located at 200 National Drive, Vonore, TN 37885 made by National Seating Company in favor of BankBoston, N.A.

4.	The liens described on Exhibit A to these disclosure schedules.

SCHEDULE 10.2.5

PERMITTED INVESTMENTS

1.	The Investments described on Exhibit A to these disclosure schedules.

2.	The following intercompany loans:

Intercompany borrower	Intercompany lender	Amount Outstanding
PEKM Kabeltechnik s.r.o.	CVG Management Corporation	$2,366,058

PEKM Kabeltechnik s.r.o.	CVG Czech I	€1,024,931.50

PEKM Kabeltechnik s.r.o.	C.I.E.B. Kahovec spol. s.r.o.	$544,560

KAB Seating Limited	JMH Limited (Dormant)	£1,732,231

KAB Seating Limited	BB Seating Limited (Dormant)	£206,875

KAB Seating Limited	Bostrom International Limited	£8,314,600

Bostrom Limited	Bostrom International Limited	£5,265,815

Bostrom Limited	KAB Seating Limited	£2,766,392

Commercial Vehicle Systems Limited	KAB Seating Limited	£23,498,423

Commercial Vehicle Systems Limited	Bostrom Limited	£4,491,232

Bostrom Limited	KAB Seating, Pty (Australia)	£157,550

Commercial Vehicle Systems Limited	CVS Holdings Limited	£26,612,820

Bostrom Specialist Engineering Limited (Dormant)	KAB Seating Limited	£123,050

Bostrom Specialist Engineering Limited (Dormant)	Bostrom Limited	£878,926

Bostrom Specialist Engineering Limited (Dormant)	KAB Seating Limited	£5,750

Bostrom Specialist Engineering Limited (Dormant)	Bostrom Limited	£1,383,075

KAB Seating Limited	Corvus Suspension Products Limited (Dormant)	£50,201

Corvus Suspension Products Limited (Dormant)	Bostrom Limited	£776,381

KAB Seating Limited	KAB Components Limited (Dormant)	£52,327

KAB Components Limited (Dormant)	Bostrom Limited	£2,311,595

Intercompany borrower	Intercompany lender	Amount Outstanding
Bostrom Specialist Engineering Limited (Dormant)	KAB Seating Limited	£82,800

Bostrom Limited	Bostrom Specialist Engineering Limited (Dormant)	£464,452

KAB Tooling Limited (Dormant)	KAB Seating Limited	£717

KAB Tooling Limited (Dormant)	Bostrom Limited	£118,882

KAB Pressing Limited (Dormant)	KAB Seating Limited	£3,414,961

KAB Pressing Limited (Dormant)	Bostrom Limited	£4,016,511

KAB Seating Limited	Bostrom Specialist Engineering Limited (Dormant)	£2,731

KAB Seating Limited	KAB Pressing Limited (Dormant)	£1,344,469

KAB Pressing Limited (Dormant)	Bostrom Limited	£887,591

KAB Seating Limited	KAB Pressing Limited (Dormant)	£74,298

Kab Seating, L.L.C. (Dormant)	Bostrom Limited	£641

KAB Seating Limited	Commercial Vehicle Group, Inc.	£9,582,495

Commercial Vehicle Group, Inc.	Bostrom Limited	£6,287,736

Commercial Vehicle Group, Inc.	Commercial Vehicle Systems Limited	£3,021,951

CVG Vehicle Components (Shanghai) Co. Ltd. (China)	CVG International Holdings, Inc. (Barbados)	$901,735

3.	To the extent any intercompany loan set forth above in Item 2 of this Schedule 10.2.5 is reclassified, converted or replaced by capital contributions, only as pursuant to the definition of “Restricted Investments,” such capital contributions.

SCHEDULE 10.2.7

PERMITTED ASSET DISPOSITIONS

None.

SCHEDULE 10.2.15

RESTRICTIVE AGREEMENTS

1.	The Indenture, dated as of April 13, 2011, between Commercial Vehicle Group, Inc. and U.S. Bank National Association, as Trustee, with respect to Commercial Vehicle Group, Inc.’s 7.875% Senior Notes Due 2019 and related guarantees and Refinancing Debt (subject to the Refinancing Conditions).

SCHEDULE 10.2.18

EXISTING AFFILIATE TRANSACTIONS

1.	Freight services arrangement between Commercial Vehicle Group, Inc. and Group Transportation Services Holdings, Inc., dated as of August 18, 2008, approved by the Audit Committee of Commercial Vehicle Group, Inc. on April 21, 2008.

SCHEDULE 11

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a Loan made in Pounds Sterling:

  AB + C (B – D) + E x 0.01   per cent. per annum

100 – (A + C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

 E x 0.001  per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest-free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of clause [•] (Default Interest) payable for the relevant Interest Period on the Loan;

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest-bearing Special Deposits with the Bank of England;

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest-bearing Special Deposits; and

E	is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in Pounds Sterling per £1,000,000 of the Fee Base of that Lender.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision.

(c)	“Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.

The percentages of rates of charge of each Lender for the purposes of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 11.1

ITEMS NOT CONSTITUTING AN EVENT OF DEFAULT

1.	That certain judgment against National Seating Company issued on May 13, 2003 by the Regional Court in Karlsruhe, Germany in favor of Vogelsitze GmbH for damages, accrued interest and interest accruing after such judgment.

EXHIBIT A

Attached.

EXHIBIT A

to

Second Amended and Restated Loan and Security Agreement

REVOLVER NOTE

, 201	$	Chicago, Illinois

COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation, [BORROWER 2], a                     , and [BORROWER 3], a                      (collectively, “ Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                      (“Lender”), the principal sum of                      DOLLARS ($            ), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in that certain Second Amended and Restated Loan and Security Agreement dated as of November 15, 2013, among COMMERCIAL VEHICLE GROUP, INC., Borrowers, BANK OF AMERICA, N.A., as agent, and certain other financial institutions, as such agreement may be amended, restated, supplemented, modified, renewed or extended from time to time (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive (to the extent permitted by applicable law) demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Subject to the terms, conditions and provisions set forth in the Loan Agreement, Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the terms, conditions and provisions of the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of Illinois, without giving effect to any conflict of law principles (except for such principles governing choice of law) (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

COMMERCIAL VEHICLE GROUP, INC.

By
Name:
Title:

[BORROWER 2]

By
Name:
Title:

[BORROWER 3]

By
Name:
Title:

EXHIBIT C

to

Second Amended and Restated Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Second Amended and Restated Loan and Security Agreement dated as of November 15, 2013, as amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”), among COMMERCIAL VEHICLE GROUP, INC., each other Borrower (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”) and the Lenders. Capitalized terms used herein not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

                     (“Assignor”) and                      (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, and (b) the amount of $             of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments)(the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $            , the outstanding balance of its Revolver Loans and participations in LC Obligations is $            ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents;

and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of Illinois. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available [Dollars][Pounds Sterling][Euro] as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT D

to

Second Amended and Restated Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Second Amended and Restated Loan and Security Agreement dated as of November 15, 2013, as amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”), among COMMERCIAL VEHICLE GROUP, INC., each other Borrower (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and the Lenders; and (2) the Assignment and Acceptance dated as of                     , 20     (“Assignment Agreement”), between                      (“Assignor”) and                      (“Assignee”). Capitalized terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, and (b) the amount of $             of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $            , and Assignee’s Revolver Commitment to be increased by $            .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

*	No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent

By
Title:

EXHIBIT E

to

Second Amended and Restated Loan and Security Agreement

BORROWING BASE CERTIFICATE

(See Attached)

EXHIBIT F

to

Second Amended and Restated Loan and Security Agreement

COMPLIANCE CERTIFICATE

                          , 20

The undersigned does hereby certify that he is the Chief Financial Officer of COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), and that in such capacity, is authorized to execute and deliver this compliance certificate (this “Certificate”), in the name of and on behalf of the Company. This Certificate is being delivered pursuant to Section 10.1.2(c) of the Second Amended and Restated Loan and Security Agreement, dated as of November 15, 2013 (the “Loan Agreement”), among the Company, each Borrower party thereto, the financial institutions party thereto as Lenders and BANK OF AMERICA, N.A., as agent for the Lenders. Capitalized terms used but not herein defined have the meanings given to such terms in the Loan Agreement.

THE UNDERSIGNED DOES FURTHER CERTIFY THAT as of the date of hereof:

(i)	No Default or Event of Default exists;

(ii)	The representations and warranties contained in the Loan Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date hereof, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made;

(iii)	Set forth on the Annex 1 attached hereto are the calculations required to establish compliance with the provisions of Section 10.3 of the Loan Agreement, as applicable, and the Borrowers are in fact in compliance with Section 10.3 of the Loan Agreement; and

IN WITNESS WHEREOF, the undersigned has executed this Certificate in the name of and on behalf of the Company as of the date first set forth above.

COMMERCIAL VEHICLE GROUP, INC.

By:
Name:
Title:	Chief Financial Officer

ANNEX 1

to

Compliance Certificate

(Financial Covenant Calculations)

EXHIBIT G

to

Second Amended and Restated Loan and Security Agreement

NOTICE OF BORROWING

                         , 20

Bank of America, N.A.

as Administrative Agent for the Lenders party

to the Second Amended and Restated Loan and Security Agreement

referred to below

20975 Swenson Drive

Suite 200

Waukesha, WI 53186

Attention: Credit Services Representative

Ladies and Gentlemen:

The undersigned, COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), refers to that certain Second Amended and Restated Loan and Security Agreement, dated as of November 15, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), the terms defined therein being used herein as therein defined, among the Company, each other Borrower party thereto, party thereto, the financial institutions from time to time party thereto as Lenders and BANK OF AMERICA, N.A., as agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 4.1.1. of the Loan Agreement, that the undersigned hereby requests one or more Borrowings under the Loan Agreement, and the schedule attached hereto (the “Borrowing Schedule”) sets forth the information relating to each such Borrowing (collectively the “Proposed Borrowing”), as required by Section 4.1.1. of the Loan Agreement.

The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as indicated in the Borrowing Schedule.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i) no Default or Event of Default has occurred and is continuing; and

(iii) all representations and warranties of each Obligor contained in the Loan Agreement and the other Loan Documents (as applicable) are true and correct in all material respects on the date of, and upon giving effect to, the Proposed Borrowing, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

[Signature on Following Page]

Very truly yours,

COMMERCIAL VEHICLE GROUP, INC.

By:
Name:
Title:

[Signature Page for Notice of Borrowing]

SCHEDULE

to

Notice of Borrowing

BORROWING SCHEDULE

Proposed Borrowing:

Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are LIBOR Loans

	Base Rate Loans		30 Days

	LIBOR Loans		60 Days

90 Days

, 200	[Indicate one of above]	$	[Indicate one of above]

EXHIBIT H

to

Second Amended and Restated Loan and Security Agreement

NOTICE OF CONVERSION/CONTINUATION

                         , 20

Bank of America, N.A.,

as Administrative Agent for the Lenders party

to the Second Amended and Restated Loan and Security Agreement

referred to below

20975 Swenson Drive

Suite 200

Waukesha, WI 53186

Attention: Credit Services Representative

Re:	Notice of Conversion/Continuation

Ladies and Gentlemen:

The undersigned, COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), refers to the Second Amended and Restated Loan and Security Agreement, dated as of November 15, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined), among the Company, each other Borrower party thereto, the financial institutions from time to time party thereto as Lenders and BANK OF AMERICA, N.A., as the agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 3.1.2(b) of the Loan Agreement, that the undersigned hereby requests one or more continuations or conversions of Loans and in that connection therewith has set forth on Annex 1 hereto the information required pursuant to such Section 3.1.2(b) of the Loan Agreement relating to each such continuation or conversion.

Very truly yours,

COMMERCIAL VEHICLE GROUP, INC.

By:
Name:
Title:

ANNEX 1

to

Notice of Conversion/Continuation

COMMERCIAL VEHICLE GROUP, INC. requests or has requested by telephone or facsimile notice a:

(Check One)

[    ] conversion

[    ] continuation

of a

(Check One)

[    ] LIBOR Loan

[    ] Base Rate Loan

to a LIBOR Loan

in the amount of $             for an Interest Period, if applicable, of

(Check One)

Interest Period

[    ] 30 Days

[    ] 60 Days

[    ] 90 Days

The proposed conversion/continuation is to be made on the          day of             , 20    .

EXHIBIT I

BORROWER JOINDER AGREEMENT

This Borrower Joinder Agreement, dated as of             , 20     (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is between [            ], a              (the “Additional Borrower”), and BANK OF AMERICA, N.A., as agent (the “Agent”) for the Lenders under the Loan Agreement (each as defined below). Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Loan Agreement (as defined below).

RECITALS:

(1) This Joinder Agreement is entered into pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of November 15, 2013 as amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement” the terms defined therein being used herein as therein defined), among COMMERCIAL VEHICLE GROUP, INC. (the “Company”), each other Borrower, (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (the “Lenders”) and the Lenders.

(2) The Additional Borrower is a direct or indirect wholly-owned Subsidiary of the Company, and the Company and the Additional Borrower desire that the Additional Borrower become a party to the Credit Agreement as a Borrower thereunder. This Agreement is one of the Loan Documents referred to in the Loan Agreement.

(3) It is a condition precedent under the Loan Agreement that the Additional Borrower execute and deliver this Agreement prior to the date on which any Loan may be made to it under the Loan Agreement.

(4) The Additional Borrower will obtain benefits from the Loan Agreement and, accordingly, desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph and to induce Lenders to make Loans to it under the Loan Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Borrower, the receipt and sufficiency of which are hereby acknowledged, the Additional Borrower covenants and agrees with Agent and each other Lender as follows:

1. Agreement. The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it shall become a party to the Loan Agreement and the other Loan Documents and shall be fully bound by, and subject to, all of the covenants, terms, obligations (including, without limitation, all payment obligations) and conditions of the Loan Agreement and the other Loan Documents applicable to a Borrower as though originally party thereto as a Borrower, and the Additional Borrower shall be deemed a “Borrower” for all purposes of the Loan Agreement from and after the date hereof. By its signature below, each of the Borrowers, Lenders and Agent hereby agrees and consents to the Additional Borrower becoming bound by, and subject to, the terms and conditions of the Loan Agreement as provided herein, and agrees and acknowledges that the Additional Borrower shall be afforded the benefits of the Loan Agreement, in accordance with the terms and conditions thereof as provided herein, in each case as fully and the same as if the Additional Borrower was originally party thereto as a Borrower. The Additional Borrower acknowledges and confirms that it has received a copy of the Loan Agreement, the other Loan Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof.

2. Effect of this Agreement. Except as expressly provided in this Agreement, the Loan Agreement shall remain in full force and effect, without modification or amendment. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the parties hereto and the holders from time to time of the Notes.

3. Representations and Warranties. The Additional Borrower, as of the date hereof, hereby:

(a) makes to Lenders each of the representations and warranties contained in Article 9 of the Loan Agreement applicable to a Borrower; and

(b) represents and warrants that (i) all of the conditions precedent as set forth in Section 6.2 of the Loan Agreement have been satisfied or waived, and (ii) no event has occurred and no condition exists that, upon the execution and delivery of this Agreement, would constitute a Default or an Event of Default.

4. Successors and Assigns; Entire Agreement. This Agreement is binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement, the Loan Agreement and the Loan Documents set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

5. Headings and Counterparts. The descriptive headings of this Agreement are for convenience or reference only and do not constitute a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

6. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

7. Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Illinois, without application of the rules regarding conflicts of laws.

8. THE ADDITIONAL BORROWER AND AGENT, ON BEHALF OF EACH LENDER, HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Additional Borrower and Agent have executed this Agreement as of the date first written above.

ADDITIONAL BORROWER:

By:
Name:
Title:

AGENT:

BANK OF AMERICA, N.A., as
Agent for the Lenders

By:
Name:
Title:

AGREED AND CONSENTED TO BY:

BORROWERS:

[ ]

By:
Name:
Title:

[BORROWERS]

By:
Name:
Title: